Exhibit 10.1
LEASE
OF PREMISES AT CAMBRIDGE DISCOVERY PARK
CAMBRIDGE, MASSACHUSETTS
FROM
BHX, LLC, AS TRUSTEE OF ACORN PARK I REALTY TRUST
TO
FORRESTER RESEARCH, INC.

Exhibits:

A – 1	Property Description (Project)
A – 2	Property Description (Parcel 100)
B – 1	Site Plan (Current)
B – 2	Site Plan (Projected)
C	Building Floor Plan
D	Patio Area

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E	Base Building Work
F	Rules and Regulations
G – 1	Escrow Agreement (Tenant Improvements Work Managed by Landlord)
G – 2	Escrow Agreement (Tenant Improvements Work Managed by Third Party Contractor)
H	Environmental Documents
I	Schedule of Janitorial Services
J	Subordination, Non-Disturbance and Attornment Agreement with BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust
K	Notice of Lease

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SUMMARY OF BASIC TERMS
LEASE
OF PREMISES AT CAMBRIDGE DISCOVERY PARK,
CAMBRIDGE, MASSACHUSETTS
TO
FORRESTER RESEARCH, INC.
DATED AS OF SEPTEMBER 29, 2009

     The following is a summary of certain basic terms of this Lease that is intended for the convenience and reference of the parties. Capitalized terms used, but not defined, in this Summary of Basic Terms, have their defined meanings in this Lease. In addition, some of the following items or terms are incorporated into this Lease by reference to the item or term or to this “Summary of Basic Terms”.

1.	Landlord: BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park I Realty Trust, a Massachusetts nominee trust.

2.	Tenant: Forrester Research, Inc., a Delaware corporation.

3A.	Premises: All of the leasable space in the Building, excluding the Cafeteria and the Fitness Facility on the first floor of the Building. The Premises are depicted on Exhibit C. Together with the Premises, Tenant shall have the exclusive right to use the Patio Area, as depicted on Exhibit D, as an outdoor patio and gathering area as an appurtenance of the Premises during the Lease Term.

3B.	Building: The six-floor building identified as Building 200 on Exhibit B-2.

3C.	Project: The land described in Exhibit A-1 and depicted on Exhibit B-1 and Exhibit B-2 (the “Land”), together with the Building, the Other Buildings and any other improvements now or hereafter thereon, now commonly known as Cambridge Discovery Park, Cambridge, Massachusetts, together with other areas used from time to time for parking for the Buildings. The fee simple interest in the Land is owned by BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust, a Massachusetts nominee trust (together with its successors and assigns, “Ground Lessor”). Ground Lessor has submitted the entire Project to a Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park (as the same may be amended from time to time, the “Declaration”) dated March 22, 2005, recorded with the Middlesex South District Registry of Deeds in Book 44910, Page 58 and filed with the Middlesex South Registry District of the Land Court as Document No. 1369429. Ground Lessor has leased a portion of the Land, being more particularly described in Exhibit A-2 (“Parcel 100”), to TBCI, LLC, as Trustee of 100 Discovery Park Realty Trust (together with its successors and assigns, “Building 100 Landlord”), pursuant to a Ground Lease dated March 22, 2005 by Ground Lessor and Building 100 Landlord, notice of which is recorded with the Middlesex South District Registry of Deeds in Book 44910, Page 119 and filed with the Middlesex South Registry District of the Land Court as Document No. 1349427. Ground Lessor has leased all of the Land other than Parcel 100 (the “Residual Parcel”) to Landlord, pursuant to a Ground Lease (as the same may be amended from time to time, the “Original Ground Lease”) dated November 17, 2000, notice of which is recorded with the Middlesex South District Registry of Deeds in Book 32042, Page 546 and filed with the Middlesex South Registry District of the Land Court as Document No. 1155608,

as amended. The Project may be expanded, in accordance with Section 2.7 of the Declaration, and contracted, in accordance with Section 2.8 of the Declaration.

3D.	Leasable Square Footage of the Premises: (which includes a proportionate share of the Floor Area of the Common Areas of the Building, as provided for in this Lease): Approximately 188,717 square feet, subject to actual determination and adjustment as provided in Section 2.5.

3E.	Leasable Square Footage of the Building: Approximately 197,402 square feet, subject to actual determination and adjustment as provided in Section 2.5.

3F.	Leasable Square Footage of the Project: Approximately 326,003 square feet, consisting of (i) approximately 197,402 square feet in the Building, subject to actual determination and adjustment as provided in Section 2.5, and (ii) an agreed upon 128,601 square feet in Building 100. For purposes of determining the Leasable Square Footage of the Project, the TIAX Buildings, which are intended to be demolished as provided in Section 2.7, shall be assumed to have been demolished; provided, however, that if, for any portion of the Lease Term, any portion of the TIAX Buildings has not been demolished in accordance with Section 2.7, the square footage of such portion of the TIAX Buildings shall be included in the calculation of the Leasable Square Footage of the Project for such portion of the Lease Term. The Leasable Square Footage of the Project may change from time to time as Other Buildings are constructed.

4A.	Base Building Work: Landlord shall perform the Base Building Work.

4B.	Tenant Improvements Work: Tenant shall perform the Tenant Improvements Work through Landlord or through a Third Party Contractor retained by Tenant, as elected by Tenant pursuant to Section 3.2.

5A.	Delivery Date: If a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4, the date on which Landlord delivers the Premises to Tenant for the performance of the Tenant Improvements Work, provided that Landlord has then achieved Partial Completion of the Base Building Work.

5B.	Target Delivery Date: January 31, 2011, subject to extension for Excusable Delay as provided in this Lease.

5C.	Target Completion Date: September 1, 2011, subject to extension for Excusable Delay as provided in this Lease.

5D.	Commencement Date: If a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4, the latest of (i) the date that is eight months after the Delivery Date, (ii) the date on which Landlord achieves Substantial Completion of the Base Building Work, or (iii) September 1, 2011, or such earlier date on which Tenant enters into occupancy of the Premises for the purpose of conducting Tenant’s business. If Landlord manages the Tenant Improvements Work pursuant to Section 3.3, the later of (x) the date on which Landlord achieves Substantial Completion of the Base Building Work and Tenant Improvements Work, or (y) September 1, 2011, or such earlier date on which Tenant enters into occupancy of the Premises for the purpose of conducting Tenant’s business.

5E.	Base Rent Deferral Period: A period of five (5) calendar months and fifteen (15) days commencing on the Commencement Date, subject to adjustment as provided in this Lease.

5F.	Base Rent Commencement Date: The day immediately following the last day of the Base Rent Deferral Period.

5G.	Lease Term: From the Commencement Date until the end of the 15th Lease Year, subject to extension in accordance with Section 2.4(b).

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5H.	Rights of Extension: Tenant shall have the right to extend the Lease Term for four terms of ten years each in accordance with Section 2.4(b).

6.	Permitted Use: Subject to applicable Legal Requirements, the Premises may be used for general office purposes and uses customarily appurtenant thereto only and for no other purpose.

7.	Security Deposit: None.

8.	Tenant’s Parking Allocation: 1.5 parking spaces per 1,000 square feet of the Premises (283 parking spaces if the Leasable Square Footage of the Premises is 188,717 square feet). Tenant shall also have the right to certain additional parking spaces, in accordance with Section 2.3.

9.	Base Rent: Base Rent for the Initial Term shall be as follows:

	ANNUAL		PSF
PERIOD	RATE	MONTHLY RATE	RATE

Commencement Date until Base Rent
Commencement Date	-0-	-0-	-0-
Base Rent Commencement Date until the third (3rd) monthly anniversary of the Base Rent Commencement Date*	$4,935,798.00	$411,316.50	$31.50
The day immediately following the third (3rd) monthly anniversary of the Base Rent Commencement Date through the last day of the fifth (5th) Lease Year	$5,944,585.50	$495,382.12	$31.50
First day of the sixth (6th) Lease Year until the last day of the tenth (10th) Lease Year	$6,322,019.50	$526,834.95	$33.50
First day of the eleventh (11th) Lease Year until the last day of the fifteenth (15th) Lease Year	$6,699.453.50	$558,287.79	$35.50

*	For the first three (3) months commencing on the Base Rent Commencement Date, Base Rent is charged on the basis of the Leasable Square Footage of the Premises located on the first through the fifth floors of the Building (approximately 156,692 square feet) and is not charged on the portion of the Premises located on the sixth floor of the Building (approximately 32,025 square feet).

The above schedule of Base Rent is based on the assumption that the Leasable Square Footage of the Premises is 188,717 square feet (156,692 square feet on the first through fifth floors of the Building and 32,025 square feet on the sixth floor of the Building). The Base Rent shall be subject to adjustment on the basis of the actual Leasable Square Footage of the Premises determined in accordance with Section 2.5. The Base Rent shall also be subject to adjustment by reason of exercise of the Expansion Option pursuant to Section 2.9.

The Base Rent shall be subject to adjustment as provided in Section 2.3(e).

The Base Rent during the Extension Terms will be determined in accordance with Section 4.1(b).

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10A.	Additional Rent: (a) Tenant’s Project Share of (i) Project Taxes, (ii) Project Insurance Costs and (iii) Project Operating Costs, (b) Tenant’s Building Share of (i) Building Taxes, (ii) Building Insurance Costs and (iii) Building Operating Costs, (c) Tenant’s Utility Costs, and/or (d) Other Additional Rent.

10B.	Tenant’s Utility Costs: Tenant shall be responsible for the payment of the costs of all utility services provided to the Premises and/or the HVAC equipment and systems serving the Premises (“Tenant’s Utility Costs”), as provided in Section 4.6.

10C.	Other Additional Rent: Includes all fees, charges (including parking charges), expenses, fines, assessments, interest or other sums payable by Tenant pursuant to this Lease other than (a) Tenant’s Project Share of (i) Project Taxes, (ii) Project Insurance Costs and (iii) Project Operating Costs, (b) Tenant’s Building Share of (i) Building Taxes, (ii) Building Insurance Costs and (iii) Building Operating Costs and (c) Tenant’s Utility Costs due under this Lease.

11.	Utilities: To be separately metered or submetered to the Premises.

12.	Brokers: The Bulfinch Companies, Inc., having an office at First Needham Place, 250 First Avenue, Suite 200, Needham, MA 02494-2805, and Richards Barry Joyce & Partners, LLC, having an office at 53 State Street, Boston, MA 02109.

13A.	Tenant’s Address for Notices, Telephone Number, Fax Number and Taxpayer Identification No.:

Prior to Commencement Date:
Forrester Research, Inc.
400 Technology Square
Cambridge, MA 02139
Attn: Chief Financial Officer
Telephone:                     ; Fax:
with a copy to:
Forrester Research, Inc.
400 Technology Square
Cambridge, MA 02139
Attn: Chief Legal Officer
Telephone:                     ; Fax:
and
Dionne & Gass LLP
131 Dartmouth Street
Suite 501
Boston, MA 02116
Attention: Joanne A. Robbins, Esq.
Telephone: (617) 723-3300; Fax: (617) 723-4151
After Commencement Date:
Forrester Research, Inc.
90 Acorn Park Drive
Cambridge, MA 02140
Attn: Chief Financial Officer
Telephone:                     ; Fax:

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with a copy to:
Forrester Research, Inc.
90 Acorn Park Drive
Cambridge, MA 02140
Attn: Chief Legal Officer
Telephone:                     ; Fax:
and
Dionne & Gass LLP
131 Dartmouth Street
Suite 501
Boston, MA 02116
Attention: Joanne A. Robbins, Esq.
Telephone: (617) 723-3300; Fax: (617) 723-4151
Tenant F.I.D.#

13B. Landlord’s Address for Notices:

BHX, LLC, as Trustee of Acorn Park I Realty Trust
c/o The Bulfinch Companies, Inc.
First Needham Place
250 First Avenue, Suite 200
Needham, MA 02494
Attention: Robert A Schlager
Telephone: (781) 707-4000; Fax: (781) 707-4001

with a copy to:

BHX, LLC, as Trustee of Acorn Park I Realty Trust
c/o The Bulfinch Companies, Inc.
First Needham Place
250 First Avenue, Suite 200
Needham, MA 02494
Attention: Mark R. DiOrio, Esq.
Telephone: (781) 707-4000; Fax: (781) 707-4001

and

Vorys, Sater, Seymour and Pease LLP Suite 2000, Atrium Two 221 E. Fourth Street Cincinnati, OH 45202 Attn: Charles C. Bissinger, Jr., Esq. Telephone: (513) 723-4000; Fax: (513) 723-4056

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LEASE
     THIS LEASE (this “Lease”), made as of the 29th day of September, 2009 (the “Effective Date”), by BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park I Realty Trust, a Massachusetts nominee trust, and FORRESTER RESEARCH, INC., a Delaware corporation, is as follows.
W I T N E S S E T H:
ARTICLE I
CERTAIN DEFINITIONS
     In addition to the words and terms defined elsewhere in this Lease, the following words and terms shall have the following meanings:
     “Additional Rent” has the meaning given in Item 10A of the Summary of Basic Terms.
     “Bankruptcy Laws” means any existing or future bankruptcy, insolvency, reorganization, dissolution, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction, or any laws amendatory thereof or supplemental thereto, including, without limitation, the United States Bankruptcy Code of 1978, as amended (11 U.S.C. Section 101 et seq.), as any or all of the foregoing may be amended or supplemented from time to time.
     “Base Building Costs” means all costs of designing and performing the Base Building Work.
     “Base Building Plans” means the plans and specifications for the Base Building Work, to be prepared and adopted as provided in Section 3.1(a), as the same may be modified from time to time pursuant to the terms of this Lease. The Base Building Plans shall be the final construction drawings, incorporating a sufficient level of detail to complete the Base Building Work, including all specifications for mechanical, electrical and plumbing systems.
     “Base Building Work” means the work to be performed by Landlord as provided for in the Base Building Plans, as described generally in Exhibit E. The Base Building Work shall include the pouring of footings for the Expansion.
     “Base Rent” has the meaning given in Item 9 of the Summary of Basic Terms.
     “Base Rent Commencement Date” has the meaning given in Item 5F of the Summary of Basic Terms.
     “Base Rent Deferral Period” has the meaning given in Item 5E of the Summary of Basic Terms.
     “Brokers” has the meaning given in Item 12 of the Summary of Basic Terms.
     “Building” has the meaning given in Item 3B of the Summary of Basic Terms.
     “Building Insurance Costs” means those Insurance Costs that directly relate to, or are primarily for the benefit of, the Building, as reasonably determined by Landlord.
     “Building Operating Costs” means those Operating Costs that directly relate to, or are primarily for the benefit of, the Building, as reasonably determined by Landlord.
     “Building Taxes” means those Taxes attributable to the value of the Building, as reasonably determined by Landlord.

     “Building 100” means the Other Building located on Parcel 100.
     “Building 100 Landlord” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Buildings” means, collectively, the Building and the Other Buildings.
     “Business Day” means Monday through Friday, except holidays. The term “holiday” means (a) the federal day of celebration of the following holidays: New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas, and (b) the Friday after Thanksgiving.
     “Cafeteria” means the cafeteria to be constructed and operated by or through Landlord in the portion of the first floor of the Building depicted as such on Exhibit C.
     “Capital Operating Costs” means all costs of repairs, replacements and improvements hereafter made to the Building, the Common Areas or any system or element thereof that, under GAAP, would be capitalized.
     “Commencement Date” has the meaning given in Item 5D of the Summary of Basic Terms.
     “Common Areas” means all areas within or serving the Project, as reasonably designated by Landlord from time to time, located inside or outside of the Buildings, which are intended (a) for the non-exclusive common use of Landlord, Tenant and other tenants of portions of the Project and their respective Invitees and/or (b) to serve the Project, including but not limited to the Common Areas as defined in the Declaration. Common Areas include, without limitation, the Cafeteria, the Fitness Facility, portions of the Building outside the Premises necessary or appropriate for other tenants of the Project and their Invitees to access the Cafeteria and the Fitness Facility, sidewalks, the Parking Areas, access drives, landscaped areas, utility rooms, storage rooms and utility lines and systems and the Common Facilities. The Common Areas do not include the Patio Area, which is for the exclusive use of Tenant as an appurtenance of the Premises. The Common Areas do not include interior areas of any Other Building, unless specifically designated by Landlord as being for tenants of the Project that are not tenants of such Other Building.
     “Common Facilities” means those facilities, if any, located on the Project that are not intended for the use of a single tenant and that Landlord designates from time to time as “common facilities,” including, but not limited to, building systems, pipes, ducts, wires, conduits, meters, HVAC equipment and systems, electrical systems and equipment, plumbing lines and facilities, and mechanical rooms.
     “Construction Loan” has the meaning given in Section 2.8(b).
     “Construction Loan Closing Date” has the meaning given in Section 2.8(b).
     “CPI” means the Consumer Price Index, All Urban Consumers, U.S. City Average, All-Items (base year/1982-84=100), published from time to time by the U.S. Department of Labor, Bureau of Labor Statistics for the applicable month or, if such index is discontinued, a comparable index published by the United States government or by a responsible financial periodical or recognized authority designated by Landlord.
     “Current Site Plan” means the site plan attached hereto as Exhibit B-1.
     “Declaration” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Delay Period” means (a) if Landlord manages the Tenant Improvements Work pursuant to Section 3.3 and the Commencement Date does not occur by the Target Completion Date, the period commencing on the Target Completion Date and terminating on the Commencement Date, and (b) if a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4 and the

Commencement Date does not occur within eight months after the Target Delivery Date, the period commencing eight months after the Target Delivery Date and terminating on the Commencement Date.
     “Delay Rent” means the amount, if any, by which (a) the rent and other charges, including but not limited to any penalty for holding over beyond the Existing Lease Expiration Date, under the Existing Lease for the Delay Period exceeds (b) the rent and other charges payable by Tenant under the Existing Lease immediately prior to the Existing Lease Expiration Date.
     “Effective Date” has the meaning given in the introductory paragraph of this Lease.
     “Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, Chapter 21E of the Massachusetts General Laws, all regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation (including any state or local board of health rules, regulation, or code), or any common law (including common law that may impose strict liability or liability based on negligence), which may relate to or deal with human health, the environment, natural resources, or Hazardous Materials, all as may be from time to time amended or modified.
     “Event of Default” any of the events listed in Section 12.1.
     “Excluded Items” means the following specific items: (a) the cost of alterations to space in the Buildings leased or leasable to others; (b) debt service and ground rent payments, interest on debt, and amortization payments on any mortgage or deed of trust or any other borrowing; (c) any cost or expenditure for which Landlord and/or Other Landlords are reimbursed by insurance proceeds or eminent domain proceeds, or by Tenant, other tenants of the Project, or any third parties; (d) costs for which Landlord and/or Other Landlords are reimbursed under warranties provided by contractors who have warranty obligations; (e) leasing commissions, attorneys’ fees and collection costs related to the negotiation and enforcement of tenant leases unless the matter involves enforcing compliance with Rules and Regulations or other standards or requirements for the benefit of all tenants of the Project; (f) the cost of providing gas and electric service to space leased or leasable to tenants; (g) expenses that are billed directly, or reasonably allocable exclusively, to any tenant of the Project; (h) salaries and bonuses of all officers and executives of Landlord and/or Other Landlords above the level of property manager or building supervisor; (i) the cost of any work or service performed on an extra-cost basis for any tenant of the Project, or which, pursuant to the terms of this Lease, would be billable on an extra-cost basis if provided to Tenant; (j) any cost otherwise included in Operating Costs representing an amount paid to a person or entity affiliated with Landlord and/or Other Landlords that is in excess of the amount that would have been paid on an arms’ length basis in the absence of such relationship, other than the property management fee and asset management fee provided for in the definition of Operating Costs; (k) any costs necessary to cure any violation of any Legal Requirement existing as of the Commencement Date, including any violation of Environmental Laws, and any costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Materials existing at the Project as of the Commencement Date or existing due to the acts or omissions of Landlord; (l) any Capital Operating Costs other than Permitted Capital Operating Costs; (m) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s and/or Other Landlords’ interest in the Project; (n) all income or corporate excise taxes assessed against Landlord and/or Other Landlords; (o) costs of developing and constructing any new building at the Project or any addition to or expansion of any of the Buildings; (p) costs of demolishing the TIAX Buildings; (q) costs incurred due to a breach by Landlord of its obligations under this Lease; (r) costs for sculpture, decorations, paintings or other objects of art, other than incidental objects of art for the decoration of Common Areas; (s) any fines or fees for Landlord’s failure to comply with Legal Requirements; (t) political, charitable or civic contributions; (u) all costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Building and Project); (v)

promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants; (w) any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel; (x) any costs incurred in connection with the original design, construction, landscaping and clean-up of the Building or Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the Common Areas, correction of defects in design and/or construction of the Building or Project including defective equipment; (y) special assessments or special taxes initiated as a means of financing improvements to the Building or Project and the surrounding areas thereof; and (z) any reserves of any kind.
     “Excusable Delay” means delay that is beyond the reasonable control of Landlord, including, without limitation, Tenant Delay and/or delay caused by, or resulting from, acts of God (including flood, earthquake, hurricane or other natural disaster), war, civil commotion, fire or other casualty, or atypically adverse weather conditions (based upon historical weather data) resulting in more than five cumulative lost work days. Excusable Delay shall not be construed to excuse Landlord from making any payments in a timely manner as set forth in this Lease or from performing any covenant or obligation imposed under this Lease by reason of the financial inability of Landlord. Landlord shall endeavor in good faith to give written notice of any circumstances that are or will become Excusable Delay (other than Tenant Delay, for which notice requirements are specified in the definition thereof) as soon as reasonably practicable after Landlord recognizes the same; provided that Landlord’s right to claim Excusable Delay shall not be affected by any failure or delay by Landlord in giving such notice, except to the extent that Tenant is prejudiced by such failure or delay. Landlord shall use commercially reasonable due diligence to minimize the time period of any such Excusable Delay; provided that, to the extent that any Excusable Delay consists of Tenant Delay, Landlord shall not be required to incur overtime or other premium costs to minimize such Excusable Delay.
     “Existing Lease” means that certain lease dated as of May 6, 1999 by and between Tenant, as tenant, and ARE-Tech Square, LLC, successor-in-interest to Technology Square LLC and Technology Square Finance, LLC, as landlord, as amended by that certain First Amendment dated as of September 9, 1999, a Second Amendment dated February 8, 2001, a Third Amendment to Lease dated December 13, 2002, a Fourth Amendment to Lease dated December 22, 2003, a Fifth Amendment dated as of January 1, 2005 and a Sixth Amendment to Lease dated as of April 22, 2008.
     “Existing Lease Expiration Date” means September 30, 2011.
     “Expansion” means a possible future expansion of the Building, as depicted generally on the Projected Site Plan, consisting of floors 1-6 containing approximately 46,080 leasable square feet in the aggregate, which Tenant shall have the option to lease from Landlord, subject to the terms and conditions set forth in Section 2.9.
     “Extension Term” means, as applicable, (a) the period of time beginning at the end of the Initial Term and ending at 11:59 p.m. on the last day of the 25th Lease Year, (b) the period of time beginning at the end of the 25th Lease Year and ending at 11:59 p.m. on the last day of the 35th Lease Year, (c) the period of time beginning at the end of the 35th Lease Year and ending at 11:59 p.m. on the last day of the 45th Lease Year, and (d) the period of time beginning at the end of the 45th Lease Year and ending at 11:59 p.m. on the last day of the 55th Lease Year.
     “Fitness Facility” means the fitness facility to be constructed and operated by or through Landlord in the portion of the first floor of the Building depicted as such on Exhibit C.
     “Fitness Facility Costs” means the total costs to Landlord (net of any revenue realized by Landlord from operation of the Fitness Facility, such revenues to include the imputed value of any free, abated or partially abated dues or charges) of operating the Fitness Facility, including but not limited to any subsidy paid to an operator of the Fitness Facility, all costs incurred by Landlord of operating, maintaining and repairing the Fitness Facility (excluding the cost of installing, but not excluding the cost of maintaining, repairing or replacing, any equipment in the Fitness Facility), and all costs incurred by Landlord of utility services provided to the Fitness Facility.
     “Floor Area” means, as of the date of determination, the leasable area of the Building, Other Buildings, Common Areas or Premises, as applicable, as reasonably determined by Landlord’s Architect, measured in accordance with the “Standard Method for Measuring Floor Area in Office Buildings”, ANSI/BOMA Z65.1-1996 published by the Building Owners and Managers Association. Any determination of Floor Area by Landlord’s Architect shall be subject to confirmation by Tenant’s architect.
     “Food Service Costs” means the total costs to Landlord (net of any revenue realized by Landlord from operation of the Cafeteria) of operating the Cafeteria, including but not limited to any subsidy paid to an operator of the Cafeteria, all costs incurred by Landlord of operating, maintaining and repairing the Cafeteria (excluding the cost of installing, but not excluding the cost of maintaining, repairing or replacing, any equipment in the Cafeteria), and all costs incurred by Landlord of utility services provided to the Cafeteria.
     “GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.
     “Ground Lessor” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Hazardous Materials” means, at any time, (a) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (b) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), bio-medical materials or waste, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances that may be hazardous to human or animal health or the environment or that are listed or identified in, or regulated by, any Environmental Law; and (d) any additional substances or materials that at such time are classified or considered to be hazardous or toxic under any Environmental Law.
     “Initial Term” means the period beginning at 12:01 A.M. on the Commencement Date and ending at 11:59 P.M. on the last day of the 15th Lease Year. Based on the definitions of Commencement Date, Base Rent Commencement Date, Lease Year and Initial Term, the Initial Term shall be for a period of 15 Lease Years, of which the first Lease Year shall begin on the Base Rent Commencement Date, plus the period from the Commencement Date until the Base Rent Commencement Date.
     “Initiation of Construction” means the date that a building permit for the Base Building Work has been duly issued by the City of Cambridge and that Landlord or its designated general contractor has actively commenced the construction of the Base Building Work.
     “Insurance Costs” means the costs of insuring the entire Project, including without limitation the Buildings and other improvements now or hereafter situated thereon, and all operations conducted in connection therewith, with such policies, coverages and companies and in such limits as reasonably may be selected by Landlord and/or Other Landlords (and/or that may be required by their lenders), including, but not limited to, fire insurance with extended or with all-risk coverage, comprehensive public liability insurance covering personal injury, deaths and property damage with a personal injury endorsement covering false arrest, detention or imprisonment, malicious prosecution, libel and slander, and wrongful entry or eviction, not more than two years of rent loss or business interruption insurance, worker’s compensation insurance, contractual liability insurance, environmental insurance, boiler insurance, and fidelity bonds, provided that such insurance is in an amount, of the type, and customary for first class office buildings in the market area of the Project. Notwithstanding anything to the contrary, Insurance Costs shall not include (i) the cost of any insurance coverage, whether or not required by a lender, which is related, in whole or in part, to (a) property or casualty insurance coverage in amounts greater than the replacement cost of the Project, or (b) lease enhancement insurance or other credit enhancement-related insurance; or (ii) any increase in Insurance Costs caused by a specific use of another tenant or by Landlord.
     “Invitees” means employees, workers, visitors, guests, customers, suppliers, agents, contractors, representatives, licensees and other invitees.
     “Land” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Landlord” means BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park I Realty Trust, a Massachusetts nominee trust; subject, however, to Section 2.10.
     “Landlord’s Architect” means ADD, Inc. or any other architect or architectural firm designated by Landlord.
     “Landlord’s Construction Obligations” means Landlord’s obligations under Article III of this Lease with respect to the Base Building Work and the Tenant Improvements Work.
     “Leasable Square Footage” means, (a) when used with respect to the Premises, the sum of (i) the Floor Area of the Premises, plus (ii) Tenant’s Building Share of the Floor Area of the Common Areas of the Building, and (b) when used with respect any of the Buildings, the Floor Area of such Buildings.
     “Lease Term” means the Initial Term and, if Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b), each Extension Term as to which Tenant so exercises such right.
     “Lease Year” means the 12 month period beginning on the Base Rent Commencement Date and on each anniversary of the Base Rent Commencement Date throughout the Lease Term; provided that if the Base Rent Commencement Date occurs on a date other than the first day of a month, the first Lease Year shall consist of the portion of the calendar month in which the Base Rent Commencement Date occurs and the next subsequent 12 calendar months, and the first day of each Lease Year thereafter shall be the first day of the month after the month in which the Base Rent Commencement Date occurs.
     “Legal Requirements” means all applicable laws, statutes, rules, regulations and requirements of governmental authorities, including, but not limited to, zoning laws and building codes.
     “Operating Costs” means all costs, expenses and disbursements of every kind and nature (except Taxes and Insurance Costs) that Landlord and/or Other Landlords shall pay or become obligated to pay in connection with operating, managing, maintaining, repairing or replacing the Project or elements thereof, all as reasonably determined by Landlord, including such costs, expenses and disbursements, other than Excluded Items, as are allocated to Landlord and/or Other Landlords pursuant to the Declaration. Operating Costs shall include, by way of illustration, but not be limited to: all charges payable by Landlord and/or Other Landlords in connection with the maintenance and repair of the Project; all charges payable by Landlord and/or Other Landlords to provide janitorial service to the Project; all charges payable by Landlord and/or Other Landlords in connection with the maintenance, repair and replacement of HVAC equipment and systems; all charges payable by Landlord and/or Other Landlords to provide utility services to the Project; all costs related to the operation of any shuttle or other transportation service between the Project and public transportation stations; all costs of providing lighting and any other security for the footpath between the Project and the Alewife MBTA station; all costs incurred in connection with traffic mitigation and/or compliance with the PTDM Plan for the Project and any other transportation demand management plans and/or applicable Legal Requirements in connection with traffic mitigation and/or transportation demand management; all costs related to any police details at any entrances to the Project; all costs related to removal of trash, debris, and refuse; all costs related to removal of snow and ice; all costs of pest and vermin control; all costs of providing, maintaining, repairing and replacing of paving, curbs, walkways, landscaping, planters, roofs, walls, drainage, utility lines, security systems and other equipment; all costs of painting the exterior and Common Areas of the Building; all costs of lighting, cleaning, waterproofing, repairing and maintaining Common Areas,

Common Facilities and other portions of the Project; all costs of licenses, permits and inspection fees, except to the extent directly attributable to the space of a particular tenant or arising in connection with new improvements or alterations or the construction of the Other Buildings or the demolition of the TIAX Buildings; all legal, accounting, inspection and consulting fees which are directly attributable to, and necessary or appropriate for, the operation of the Project; all costs of maintaining LEED or similar certification of the Building; all Permitted Capital Operating Costs; all costs of wages, salaries and benefits of operating personnel engaged in managing and operating the Project, to the extent reasonably allocable to the Project, including welfare, retirement, and other reasonable and customary compensation and fringe benefits and payroll taxes; the Food Service Costs; the Fitness Facility Costs; all costs for communications devices and/or services used in managing and operating the Project, to the extent reasonably allocable to the Project; the amount of any insurance deductible paid by Landlord and/or Other Landlords in connection with an insured loss, provided that such insurance deductible shall not be in excess of $50,000.00 or such greater amount to which Landlord and/or Other Landlords might hereafter increase its or their insurance deductible in its or their commercially reasonable discretion; community outreach costs not exceeding $25,000 in any calendar year; a property management fee equal to 1.75% of gross rents (that may be paid to an affiliate of Landlord); and an asset management fee equal to 1% of gross rents (that may be paid to an affiliate of Landlord). However, notwithstanding the above, none of the Excluded Items shall be included in Operating Costs. Operating Costs shall be “net” only and shall therefore be reduced by all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts received by Landlord or Landlord’s managing agent, including any such related amounts from tenants of the Project (other than as a tenant’s share thereof), for its purchase of or provision of any goods, utilities, or services.
     “Original Ground Lease” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Other Additional Rent” has the meaning given in Item 10C of the Summary of Basic Terms.
     “Other Buildings” means the buildings other than the Building located in the Project from time to time, including any building hereafter developed and constructed in the Project and excluding any building hereafter demolished. A building hereafter developed and constructed in the Project will be included in the Other Buildings from and after such time as a certificate of occupancy is issued for such building. A building hereafter demolished will be excluded from the Other Buildings from and after such time as such building is unoccupied and is designated for demolition by Landlord.
     “Other Landlords” means, collectively, Building 100 Landlord and each other “Additional Party” (as defined in the Declaration), other than Substitute Landlord.
     “Outside Equipment” means a generator and telecommunications transmission and receiving equipment, including satellite dishes, antennae, microwave dishes and temporary microwave links, to be installed by or for Tenant for use in Tenant’s business.
     “Parcel 100” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Parcel 200” means the portion of the Land on which the Building (including, if applicable, the Expansion) is to be constructed as depicted on the Projected Site Plan, which includes the Patio Area.
     “Parcel 200 Transaction” has the meaning given in Section 2.10.
     “Parking Areas” means those Common Areas that may be used for parking, as such areas may be changed by Landlord and/or Other Landlords from time to time. The current Parking Areas are depicted on the Current Site Plan, and the anticipated future Parking Areas are depicted on the Projected Site Plan.
     “Partial Completion” means, with respect to the Base Building Work, that (i) the Base Building Work has been completed substantially in accordance with the Base Building Plans to the point that, provided that Landlord and Tenant and their respective contractors reasonably cooperate and coordinate with each other, Tenant may thereafter perform the Tenant Improvements Work substantially continuously without material interference from performance of the Base Building Work and without incurring additional costs attributable to the ongoing performance of the Base Building Work, and (ii) Tenant has been given notice thereof. In no event shall Partial Completion be deemed to have been achieved until the Base Building Work has been completed to the point that the Building is weather-tight and secure (including the installation of the roof system and all exterior windows and doors, other than those for which reasonably satisfactory alternative arrangements are made) and the Building sprinkler and HVAC trunks have been installed, all substantially in accordance with the Base Building Plans.
     “Patio Area” means the outdoor patio and gathering area as depicted on Exhibit D.
     “Permitted Capital Operating Costs” means, for any calendar year, the amortized portion of Capital Operating Costs that both (a) are incurred more than two years after the Commencement Date and (b)(i) serve to reduce other Operating Costs, (ii) are required by Legal Requirements first made applicable to the Project after the Commencement Date, or (iii) are determined by Landlord or Other Landlords, in its or their good faith and commercially reasonable judgment, to be necessary or appropriate to keep and maintain the Project as a project of first class office buildings in the market area of the Project; provided that, for purposes of this definition of Permitted Capital Operating Costs, (x) the amortization of Capital Operating Costs shall be determined on a straight-line basis over the expected useful life of the item(s) in question in accordance with GAAP based upon and including interest at Landlord’s then cost of funds, (y) the annual amortization of Capital Operating Costs that qualify as Permitted Capital Operating Costs under clause (b)(i) above, but not under clauses (b)(ii) and (b)(iii) above, shall not exceed the annual savings resulting from the repairs, replacements and improvements for which such Capital Operating Costs were incurred, and (z) Capital Operating Costs consisting of costs of paving access drives and surface Parking Areas incurred prior to completion of development of the Project or directly attributable to construction damage occurring during the development of the Project shall not be included in Permitted Capital Operating Costs.
     “Permitted Transferee” means (a) an entity controlling, controlled by or under common control with Tenant, (b) an entity that succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization, or (c) an entity that acquires all or substantially all of Tenant’s assets or stock; provided that an entity may not become a Permitted Transferee through or as a part of a bankruptcy or other similar insolvency proceeding.
     “Permitted Use” has the meaning given in Item 6 of the Summary of Basic Terms.
     “Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, or entity, including any governmental authority.
     “Premises” has the meaning given in Item 3A of the Summary of Basic Terms.
     “Prime Rate” means the prime rate announced from time to time by Bank of America, N.A. (or any successor).
     “Project” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Project Insurance Costs” means all Insurance Costs other than (a) Building Insurance Costs and (b) Insurance Costs that relate solely to, or are primarily for the benefit of, any of the Other Buildings, as reasonably determined by Landlord.
     “Project Milestone Schedule” has the meaning given in Section 3.3(a) or Section 3.4(a), as applicable.

     “Project Operating Costs” means all Operating Costs other than (a) Building Operating Costs and (b) Operating Costs that relate solely to, or are primarily for the benefit of, any of the Other Buildings, as reasonably determined by Landlord.
     “Project Taxes” means those Taxes attributable to the value of the Land (specifically excluding any Taxes attributable to the value of the Buildings).
     “Projected Site Plan” means the site plan attached hereto as Exhibit B-2.
     “Residual Parcel” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Rules and Regulations” means the rules and regulations promulgated by Landlord and Other Landlords with respect to the Project, a copy of which is Exhibit F hereto, as the same may be modified from time to time as provided in Section 7.12.
     “SNDA Agreement” means an agreement, typically referred to as a Subordination, Non-Disturbance and Attornment Agreement, to which Tenant and the holder of any mortgage, or a ground lessor of any ground lease, encumbering Parcel 200 and/or the Building are parties, pursuant to which, among other things, this Lease is subordinated to the applicable mortgage or ground lease, the mortgagee or ground lessor agrees not to disturb Tenant’s possession of the Premises pursuant to the terms of this Lease so long as no Event of Default exists, and Tenant agrees to attorn to the purchaser pursuant to any foreclosure of the mortgage or deed in lieu of foreclosure or to the ground lessor.
     “Substantial Completion” means, with respect to the Base Building Work or the Tenant Improvements Work, that the Base Building Work or the Tenant Improvements Work, as applicable, has been completed substantially in accordance with the Base Building Plans or the Tenant Improvements Plans, as applicable, except for items that are incomplete or unsatisfactory, do not materially interfere with Tenant’s use of the Premises for the Permitted Use, and can be completed without material interference with Tenant’s use of the Premises. If Tenant elects to have Landlord manage the Tenant Improvements Work pursuant to Section 3.2, Substantial Completion of the Tenant Improvements Work shall not be deemed to have occurred until, in addition to the foregoing, (i) Landlord’s architect has so certified and Tenant has been given notice thereof; and (ii) either (A) a permanent certificate of occupancy has been issued by the City of Cambridge and delivered to Tenant or would, but for the then incomplete status of any Tenant’s Work, have been issued by the City of Cambridge, or (B) Tenant is then permitted to occupy the Premises for the Permitted Use in accordance with Legal Requirements or would, but for the then incomplete status of any Tenant’s Work, be permitted to occupy the Premises for the Permitted Use in accordance with Legal Requirements (it being understood that the incomplete status of any Tenant’s Work shall not delay Substantial Completion of the Tenant Improvements Work managed by Landlord). If Tenant elects or is deemed to have elected to have a Third Party Contractor manage the Tenant Improvements Work, Substantial Completion of the Base Building Work shall not be deemed to have occurred until, in addition to the foregoing, (i) Landlord’s architect has so certified and Tenant has been given notice thereof; and (ii) if the City of Cambridge issues certificates of occupancy for base building work, either (A) such certificate duly issued by the City of Cambridge has been delivered to Tenant, or (B) Tenant would, but for the then incomplete status of any Tenant Improvements Work and any Tenant’s Work, be permitted to occupy the Premises for the Permitted Use in accordance with Legal Requirements (it being understood that the incomplete status of any Tenant Improvements Work or any Tenant’s Work shall not delay Substantial Completion of the Base Building Work).
     “Substitute Landlord” has the meaning given in Section 2.10.
     “Summary of Basic Terms” means the Summary of Basic Terms that is affixed to this Lease immediately after the table of contents of this Lease.
     “Target Completion Date” has the meaning given in Item 5C of the Summary of Basic Terms. All references in this Lease to the Target Completion Date shall be deemed to be references to the original

Target Completion Date (September 1, 2011), as extended by Excusable Delay (if any) as provided in this Lease.
     “Target Delivery Date” has the meaning given in Item 5B of the Summary of Basic Terms. All references in this Lease to the Target Delivery Date shall be deemed to be references to the original Target Delivery Date (December 31, 2010), as extended by Excusable Delay (if any) as provided in this Lease.
     “Tax Fiscal Year” means July 1 through June 30 next following, or such other tax period as may be established by law for the payment of Taxes.
     “Taxes” means (a) all taxes, assessments, betterments and charges including general, special, ordinary and extraordinary, or any other charges (including charges for the use of municipal services if billed separately from other taxes), levied, assessed or imposed at any time by any governmental authority upon or against the Land, the Buildings, or the fixtures, signs and other improvements thereon then comprising the Project and (b) all attorneys’ fees, appraisal fees and other fees, charges, costs and/or expenses incurred in connection with any proceedings related to the amount of the Taxes, the tax classification and/or the assessed value of the Project. This definition of Taxes is based upon the present system of real estate taxation in the Commonwealth of Massachusetts; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term “Taxes” shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes. For purposes of this definition of Taxes, if assessments may be paid in installments, only the current installments of such assessments shall be included in Taxes. In no event shall Taxes include any (i) municipal, state or federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Project; or (iv) except as otherwise provided above (that is, as a substitute for the present ad valorem real estate taxes), any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease.
     “Tenant” means Forrester Research, Inc., a Delaware corporation, its permitted successors and permitted assigns.
     “Tenant Delay” means delay that is caused by (a) Tenant’s failure to perform, or delay in performance of, any obligation which Tenant is required to perform under this Lease, (b) an act of Tenant, or Tenant’s Invitees, or (c) the failure to act by Tenant, or Tenant’s Invitees, where Tenant has a duty to act; provided that, unless an act, a failure to act or a delay in acting by Tenant violates an express obligation of Tenant under this Lease to act within a specified period, such act, failure or delay shall not constitute a Tenant Delay until and unless Landlord has given Tenant written notice advising Tenant (i) that a Tenant Delay is occurring or will occur, (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring or will occur, and (iii) the actions which Landlord believes that Tenant should take to eliminate or minimize such Tenant Delay.
     “Tenant Improvements Costs” means all costs of designing and performing the Tenant Improvements Work.
     “Tenant Improvements Plans” means the plans and specifications for the Tenant Improvements Work, to be prepared and adopted as provided in Section 3.1(b), as the same may be modified from time to time pursuant to the terms of this Lease.
     “Tenant Improvements Work” means the alterations and improvements to the Building, other than the Base Building Work, to be made to the Building to prepare the Building for Tenant’s occupancy.
     “Tenant’s Building Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Building. The percentage determined by the preceding sentence shall be rounded up to the nearest one-tenth of one percent (0.1%). Initially, Tenant’s Building Share shall be 95.6% (188,717/197,402). Tenant’s Building Share shall be recalculated at any time that the Leasable Square Footage of either the Premises or the Building is changed.
     “Tenant’s Project Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Buildings; provided that for purposes of determining Tenant’s Project Share of the Food Service Costs, the Fitness Facility Costs and the costs of shuttle bus service between the Project and the Alewife MBTA station, Tenant’s Project Share means the amount (expressed as a percentage) equal to (i) the Floor Area of the Premises divided by (ii) the Floor Area of all leased and occupied space in the Buildings. The percentage determined by the preceding sentence shall be rounded up to the nearest one-tenth of one percent (0.1%). Initially, Tenant’s Project Share (other than with respect to Food Service Costs and Fitness Facility Costs) shall be 57.9% (188,717/326,003). Tenant’s Project Share shall be recalculated at any time that the Leasable Square Footage of either the Premises or the Buildings is changed, and Tenant’s Project Share with respect to Food Service Costs and Fitness Facility Costs shall be recalculated upon each change in the level of occupancy of the Buildings.
     “Tenant’s Share” means, as applicable, Tenant’s Building Share or Tenant’s Project Share.
     “Tenant’s SNDA Requirements” means, with respect to an SNDA Agreement with the construction lender under the Construction Loan, either: (a) the SNDA Agreement does not include a provision excusing the construction lender, as successor to Landlord’s interest under this Lease by mortgage foreclosure or by deed in lieu of foreclosure, from the performance of Landlord’s Construction Obligations; or (b) the SNDA Agreement includes a provision excusing the construction lender, as successor to Landlord’s interest under this Lease by mortgage foreclosure or by deed in lieu of foreclosure, from the performance of Landlord’s Construction Obligations, but (i) such provision would not excuse the construction lender from the performance of Landlord’s Construction Obligations if the construction lender succeeds to Landlord’s interest under the Lease on or after September 10, 2010, and (ii) the SNDA Agreement provides that if the construction lender succeeds to Landlord’s interest under this Lease prior to September 10, 2010 and does not, by the earlier of September 29, 2010 or 30 days after construction lender succeeds to Landlord’s interest under this Lease, agree in writing to perform Landlord’s Construction Obligations, then Tenant shall have the option to (x) purchase the Construction Loan for a purchase price equal to the unpaid principal balance of, and accrued but unpaid interest on, the Construction Loan or (y) terminate this Lease.
     “Tenant’s Utility Costs” has the meaning given in Item 10B of the Summary of Basic Terms.
     “Tenant’s Work” has the meaning given in Section 3.7.
     “Third Party Contractor” has the meaning given in Section 3.2.
     “TIAX” means TIAX LLC, a Delaware limited liability company.
     “TIAX Buildings” means the buildings identified as Building 15, Building 40 and Building 42 on the Current Site Plan.
     “TIAX Lease” means the Amended and Restated Lease dated July 1, 2003 by Landlord and TIAX, as amended by a First Amendment of Lease dated March 15, 2007, by which Landlord has leased portions of the TIAX Buildings to TIAX.
ARTICLE II
LEASE OF PREMISES
     Section 2.1 Lease of the Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon and subject to (i) the terms and provisions of this Lease, (ii) all zoning ordinances and other Legal Requirements, and (iii) the Declaration and all other easements, restrictions, and conditions of record. Together with the Premises, Tenant shall have the exclusive right to use the Patio Area as an outdoor patio and gathering area as an appurtenance of the Premises during the Lease Term.
     Section 2.2 Common Rights. The Premises are leased subject to, and with the benefit of, the non-exclusive right to use in common with others at any time entitled thereto the Common Areas and Common Facilities for all such purposes as such areas may be reasonably designated, but only in connection with lawful business in the Building and in accordance with the Rules and Regulations. Landlord and/or Other Landlords shall have the right from time to time to designate or change the number, locations, size or configuration of the Buildings other than the Building, including, without limitation, the Common Areas, exits and entrances, and to modify or replace the Common Facilities, and to permit expansion and new construction therein, provided that the same would not have a material adverse effect on Tenant’s use and enjoyment of the Premises. Tenant shall not have the right to use those portions of the Common Areas designated from time to time by Landlord and/or Other Landlords as for the exclusive use of one or more other tenants, provided that Landlord shall not, and shall not permit any Other Landlords to, make such a designation as would materially adversely affect Tenant’s use and enjoyment of the Premises.
     Section 2.3 Parking.
          (a) General. Subject to the Rules and Regulations, Tenant’s Invitees are authorized to use 1.5 parking spaces in the Parking Areas per 1,000 square feet of the Premises (283 parking spaces if the Leasable Square Footage of the Premises is 188,717 square feet). There shall be no charge to Tenant for the use of surface parking spaces (“Surface Spaces”) in the Parking Areas. For the use of parking spaces in any garage/structured parking facility (“Structured Spaces”) now or hereafter included in the Parking Areas, Tenant shall pay to or at the direction of Landlord a monthly parking charge, in addition to Base Rent, for each Structured Space that Tenant is authorized to use pursuant to this Section 2.3(a). In addition, Landlord shall make available to Tenant from time to time any additional available parking spaces in the Parking Areas to the extent permitted by law and the terms of applicable permits and approvals, provided that such parking spaces are not (i) committed to other occupants of the Project, (ii) reasonably required for use in connection with any construction or demolition activity, or (iii) reasonably required for use in connection with the maintenance, repair and/or management of any portion of the Project (the “Additional Parking”). During the first 30 months of the Lease Term, the parking charge for Structured Spaces shall be $75 per space per month. After the first 30 months of the Lease Term, the parking charge for Structured Spaces shall be the fair market charge for structured spaces at first class office buildings in the Alewife market area, as determined and adjusted by Landlord and/or Other Landlords from time to time in their reasonable discretion, but in no event less than $75 per space per month. The allocation of Tenant’s parking spaces as between Surface Spaces and Structured Spaces shall be determined pursuant to the Declaration.
          (b) Restrictions. Tenant shall not (i) permit any of Tenant’s Invitees (other than visitors) to park in spaces designated as “visitor” spaces, (ii) permit any of Tenant’s Invitees to park in spaces designated as “reserved” spaces (unless reserved for Tenant), (iii) permit the total number of passenger automobiles, vans and motorcycles parked in the Parking Areas by Tenant’s Invitees, at any time, to exceed 1.5 per 1,000 square feet of the Premises plus any Additional Parking, and (iv) except for delivery trucks using designated loading and unloading facilities, permit any of Tenant’s Invitees to park any vehicle on the Project other than passenger automobiles, vans, or motorcycles. Landlord and/or Other Landlords may, from time to time, designate one or more spaces in the Parking Areas as reserved for the exclusive use of one or more of the tenants of the Project and/or for Landlord’s and/or Other Landlords’ Invitees; provided that (x) at any time that spaces in the Parking Areas are designated as reserved for the exclusive use of other tenants of the Project, Landlord shall cause a proportionate number of spaces to be designated as reserved for the exclusive use of Tenant, such that Tenant’s Project Share of all spaces in the Parking Areas designated as reserved shall be designated as reserved for the exclusive use of Tenant, and (y) no such reservation of exclusive parking spaces shall infringe on Tenant’s rights hereunder. Landlord and/or Other Landlords may, by the Rules and Regulations and in order to facilitate the orderly use of the Parking Areas, designate certain Parking Areas as being primarily for the use of tenants of one or more Buildings, and such a designation shall not trigger an obligation by Landlord to designate any spaces in the Parking Areas as reserved for the exclusive use of Tenant.
          (c) Replacement of Existing Surface Lot. The Parking Areas existing as of the date of this Lease are as depicted on the Current Site Plan, and include a surface Parking Area across Acorn Park Drive from the Building as depicted on the Current Site Plan (the “Existing Surface Lot”). By the Commencement Date, Landlord shall cause the Existing Surface Lot to be eliminated and converted to green space, and shall cause the Existing Surface Lot to be replaced by either (x) another surface lot depicted as “Proposed Interim Parking Phase 1” on the Projected Site Plan (the “Replacement Surface Lot”) or (y) two levels (ground level and one above-ground level) of the structured parking facility depicted as “Future Garage A” on the Projected Site Plan (such structured parking facility being called “Garage A,” and the two levels of Garage A that might replace the Existing Surface Lot being called “Partial Garage A”). The determination of whether the Replacement Surface Lot or Partial Garage A will replace the Existing Surface Lot shall be made as follows:
(i)	Tenant may, by written notice given to Landlord not later than October 9, 2009, elect to have the Existing Surface Lot replaced by Partial Garage A, in which event Landlord will, by the Commencement Date, cause Partial Garage A to be constructed in accordance with Section 2.3(e).

(ii)	If, by October 9, 2009, Tenant has not elected to have the Existing Surface Lot replaced by Partial Garage A pursuant to clause (i) above, then Landlord shall use commercially reasonable due diligence to obtain such permits and approvals as are necessary for the development of the Replacement Surface Lot as a replacement for the Existing Surface Lot. Landlord shall provide Tenant with copies of all applications made by Landlord in connection with the development of the Replacement Surface Lot and other material submissions made by Landlord in connection therewith, will generally keep Tenant apprised of, and will respond promptly and accurately to Tenant’s reasonable inquiries regarding, the status of Landlord’s efforts to develop the Replacement Surface Lot, and will give Tenant prompt written notice of the satisfaction or failure of its efforts. Provided that Landlord obtains such permits and approvals within a time frame which would allow Landlord, using commercially reasonable due diligence, to satisfy its obligations under this Section 2.3(c), Landlord shall, by the Commencement Date, cause the Replacement Surface Lot to be constructed in accordance with Section 2.3(d). If, despite using commercially reasonable due diligence, Landlord does not obtain, or reasonably determines that Landlord will not be able to obtain, such permits and approvals within a time frame which would allow Landlord, using commercially reasonable due diligence, to satisfy its obligations under this Section 2.3(c), then Landlord shall, by the Commencement Date, cause Partial Garage A to be constructed in accordance with Section 2.3(e).
          (d) Replacement Surface Lot. If, in accordance with Section 2.3(c), the Replacement Surface Lot replaces the Existing Surface Lot, then Landlord shall, by the Commencement Date, cause substantial completion of the Replacement Surface Lot to be achieved such that the Replacement Surface Lot will be available for parking by Tenant’s Invitees in accordance with Legal Requirements. Construction of the Replacement Surface Lot shall be substantially in accordance with plans therefor (including landscaping plans) approved by Tenant, which approval shall not be unreasonably withheld.
          (e) Partial Garage A. If, in accordance with Section 2.3(c), Partial Garage A Replaces the Existing Surface Lot, then Landlord shall, by the Commencement Date, cause substantial completion of Partial Garage A to be achieved such that Partial Garage A will be available for parking by Tenant’s Invitees in accordance with Legal Requirements. If Landlord causes substantial completion of Partial Garage A to be achieved prior to the earliest of (i) the date on which a lease for the Expansion (whether by amendment of this Lease or by a new lease) commences, if Tenant exercises the Expansion Option, (ii) if an Other Building, other than Building 100, is constructed, the date on which the first lease of space in such Other Building commences, or (iii) the last day of the third Lease Year (the earliest of such dates being called the “Garage A Trigger Date”), then, from the Commencement Date until the Garage A Trigger Date, the annual Base Rent shall be increased by an amount equal to the product of $100.00 times the number of Structured Spaces in Partial Garage A times 12 (such amount by which the annual Base Rent is increased being called the “Base Rent Increment”). The Base Rent Increment shall be paid in monthly installments (with the remainder of the Base Rent). Tenant shall not have any obligation to pay the Base Rent Increment with respect to any period after the Garage A Trigger Date. If, in accordance with Section 2.3(c), Partial Garage A replaces the Existing Surface Lot, Landlord may, at Landlord’s option, cause to be constructed all of Garage A, or portions of Garage A not a part of and not necessary to support Partial Garage A, in conjunction with the construction of Partial Garage A.
     Section 2.4 Lease Term; Extension Terms.
          (a) The Lease Term shall commence at 12:01 A.M. on the Commencement Date and shall end at 11:59 P.M. on the last day of the Initial Term, unless Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b). At the request of Landlord or Tenant made on or after the Commencement Date, Landlord and Tenant will confirm the Commencement Date and the Base Rent Commencement Date in writing.
          (b) Provided that (i) an Event of Default does not then exist, and (ii) Tenant then occupies (exclusive of subtenants) at least 70% of the leasable space in the Building, Tenant shall have the right to extend the Lease Term for four periods of ten years each by giving Landlord written notice specifying each such extension, which notice must be received by Landlord not more than 21 months nor less than 14 months prior to the expiration date of the Initial Term or then current Extension Term, as applicable. If such an extension becomes effective, the Lease Term shall be automatically extended upon the terms and conditions hereof except that (x) Base Rent shall be payable for such Extension Term as provided in Section 4.1(b), and (y) there shall be no further right to extend or renew beyond the fourth Extension Term.
     Section 2.5 Measurement. Within 90 days after the Commencement Date, Landlord’s Architect, with a representative of Tenant, shall make actual measurements of the Floor Area of the Building, the Floor Area of the Premises and the Floor Area of the Common Areas of the Building. Consistent with the definition of Floor Area, all such measurements shall be governed by the “Standard Method for Measuring Floor Area in Office Buildings”, ANSI/BOMA Z65.1-1996 published by the Building Owners and Managers Association. The Leasable Square Footage of the Premises, the Leasable Square Footage of the Building, the Leasable Square Footage of the Project, the Base Rent, Tenant’s Building Share and Tenant’s Project Share shall be adjusted on the basis of such measurements.
     Section 2.6 Lease Amendment. If, pursuant to Sections 2.4, 2.5 or any other provision of this Lease, there results a change in (or, in the case of the Commencement Date or the Base Rent Commencement Date, the confirmation of) any of the terms or amounts in the Summary of Basic Terms (including, without limitation, the Leasable Square Footage of the Premises, the Leasable Square Footage of the Building, the Leasable Square Footage of the Project, the Base Rent, Tenant’s Building Share or Tenant’s Project Share) then in effect, Landlord and Tenant will promptly execute a written amendment to, and restatement of, the Summary of Basic Terms, substituting the changed (or confirmed) terms and recomputed amounts in lieu of each of the applicable terms and amounts then in effect that have been changed.
     Section 2.7 Demolition of TIAX Buildings. Portions of the TIAX Buildings are presently leased to and occupied by TIAX pursuant to the TIAX Lease. Landlord represents to Tenant that the term of the TIAX Lease expires on December 31, 2010, and that the TIAX Lease does not provide to TIAX any right or option to extend the term beyond December 31, 2010. Landlord agrees, for the benefit of Tenant, that Landlord will not agree to any extensions of the term of the TIAX Lease beyond December 31, 2010, other than short-term extensions not longer than three months in the aggregate as Landlord determines to be advisable to facilitate the orderly surrender of the TIAX Buildings by TIAX. With reasonable promptness after surrender of the TIAX Buildings by TIAX, Landlord will apply for and thereafter diligently pursue all permits and approvals required to demolish the TIAX Buildings, and Landlord will demolish the TIAX Buildings promptly after obtaining all such permits and approvals; provided that Landlord may, to the extent required by the Cambridge Historical Commission, retain portions of the TIAX Buildings, which Landlord anticipates will not be more than a portion of the TIAX Building depicted as Building 15 on the Current Site Plan.
     Section 2.8 Financing Contingencies.
          (a) Construction Loan Commitment. This Lease is contingent upon Landlord obtaining, by the date that is 60 days after the Effective Date (the “Commitment Deadline”), a written commitment (the “Commitment”) for a construction loan to finance the Base Building Costs on terms and conditions reasonably satisfactory to Landlord (the “Commitment Contingency”). Landlord will proceed with commercially reasonable due diligence and in good faith to attempt to satisfy the Commitment Contingency, and will give Tenant prompt written notice of the satisfaction or failure of the Commitment Contingency. With any notice of satisfaction of the Commitment Contingency, Landlord shall furnish to Tenant evidence reasonably satisfactory to Tenant that Landlord has obtained a Commitment reasonably satisfactory to Landlord, but Landlord will not be required to furnish a copy of the Commitment to Tenant. The determination of whether a Commitment satisfies the Commitment Contingency shall be within Landlord’s sole discretion exercised in good faith. If the Commitment Contingency has not been satisfied by the Commitment Deadline, then, unless Landlord and Tenant agree in writing to extend the Commitment Deadline, this Lease shall terminate and the parties shall have no further obligations hereunder. The Commitment Contingency is for the benefit of both Landlord and Tenant, and neither Landlord nor Tenant shall have the unilateral right to waive the Commitment Contingency.
          (b) Construction Loan Closing. This Lease is contingent upon Landlord closing, by January 15, 2010 (the “Closing Deadline”), a construction loan to finance the Base Building Costs on terms and conditions reasonably satisfactory to Landlord (the “Construction Loan”), whether pursuant to the Commitment or otherwise, it being agreed that a construction loan on the terms and conditions provided in the Commitment will be satisfactory to Landlord (the “Closing Contingency”). Landlord will proceed with commercially reasonable due diligence and in good faith to attempt to satisfy the Closing Contingency, and will give Tenant prompt written notice of the satisfaction or failure of the Closing Contingency. With any notice of satisfaction of the Closing Contingency, Landlord shall furnish to Tenant reasonable evidence that Landlord has closed the Construction Loan satisfying the Closing Contingency. At the request of Landlord or Tenant at any time upon or after satisfaction of the Closing Contingency, the parties shall confirm in writing the date on which Landlord closed the Construction Loan satisfying the Closing Contingency (such date being called the “Construction Loan Closing Date”). If the Closing Contingency has not been satisfied by the Closing Deadline, then, unless Landlord and Tenant agree in writing to extend the Closing Deadline, this Lease shall terminate and the parties shall have no further obligations hereunder. The Closing Contingency is for the benefit of both Landlord and Tenant, and neither Landlord nor Tenant shall have the unilateral right to waive the Closing Contingency.
          (c) Specific Provisions. In pursuing the Construction Loan, Landlord shall use commercially reasonable efforts to negotiate with the construction lender (i) for an SNDA Agreement that satisfies Tenant’s SNDA Requirements, and (ii) to allow the net insurance proceeds from a casualty loss to the Building to be used to pay for restoration of the Building, provided that Landlord is not then in default under the Construction Loan and provided that other typical conditions for disbursement are satisfied.
     Section 2.9 Expansion Option. Provided that an Event of Default does not then exist, Tenant shall have the option (the “Expansion Option”), exercisable by written notice given to Landlord not later than seven years after the Construction Loan Closing Date, to lease all, but not less than all, of the Expansion from Landlord, on and subject to the terms and conditions set forth below in this Section 2.9.
          (a) Expansion Conditions. If Tenant timely exercises the Expansion Option, Landlord’s obligation to construct the Expansion and to lease the Expansion to Tenant shall be subject to the satisfaction of the following conditions (collectively, the “Expansion Conditions”) by the date that is six months after the date of Tenant’s exercise of the Expansion Option (the “Expansion Condition Deadline”): (i) Landlord obtaining, or determining in Landlord’s reasonable judgment that Landlord will be able to obtain, all permits and approvals from the City of Cambridge necessary for the construction of the Expansion; and (ii) Landlord obtaining, or determining that Landlord will be able to obtain, non-recourse financing for the construction of the Expansion on terms and conditions reasonably satisfactory to Landlord. From and after Tenant’s exercise of the Expansion Option, Landlord will proceed with commercially reasonable due diligence and in good faith to attempt to satisfy the Expansion Conditions, will provide Tenant with copies of all applications made by Landlord in connection therewith (provided that Landlord may redact financing terms from the copy of the financing application given to Tenant) and other material submissions (other than financial statements and other confidential information submitted by Landlord in support of its financing application) made by Landlord in connection therewith, will generally keep Tenant apprised of, and will respond promptly and accurately to Tenant’s reasonable inquiries regarding, the status of Landlord’s efforts to satisfy the Expansion Conditions, and will give Tenant prompt written notice of the satisfaction or failure of the Expansion Conditions. If the Expansion Conditions have not been satisfied by the Expansion Condition Deadline, then, unless Landlord and Tenant agree in writing to extend the Expansion Condition Deadline, the Expansion Option shall terminate and be of no further force or effect, without otherwise affecting this Lease.
          (b) Expansion Option Exercised Within Three Years. If Tenant exercises the Expansion Option within three years after the Construction Loan Closing Date, then the initial annual base rent for the Expansion shall be the product of (i) $31.50 per square foot, multiplied by (ii) a percentage determined by dividing (x) the CPI as of the first day of the month in which Landlord commences construction of the Expansion by (y) the CPI as of the first day of the month in which the Construction Loan Closing Date occurs; provided that the initial annual base rent for the Expansion shall not be less than $31.50 per square foot. The base rent for the Expansion shall increase during the remainder of the Initial Term on the same dates and in the same percentages as increases in the Base Rent for the Premises. There shall be no period of deferral of base rent for the Expansion. If Tenant exercises the Expansion Option within three years after the Construction Loan Closing Date, then, with commercially reasonable promptness after such exercise, Landlord and Tenant shall negotiate in good faith to agree upon and enter into an amendment of this Lease or a new lease pursuant to which the Expansion would be constructed and leased to Tenant, which shall be on the same economic and other terms, including construction responsibilities, as are applicable to the Premises under this Lease for the remainder of the Lease Term, except for (1) the base rent for the Expansion, which shall be as provided above, (2) the inclusion of the Expansion Conditions, if the Expansion Conditions have not then been satisfied, and (3) such other changes that Landlord or Tenant may reasonably request in light of differences between the Building and the Expansion (e.g., dates and time frames for preparation, review and approval of plans and specifications, target dates for completion of construction).
          (c) Expansion Option Exercised After Three Years. If Tenant exercises the Expansion Option more than three years after the Construction Loan Closing Date, then the schedule of base rent for the Expansion during the remainder of the Initial Term shall be negotiated by the parties on the basis of then current market conditions, including, but not limited to, then current construction costs and financing costs. Landlord and Tenant shall negotiate diligently and in good faith for a period of 60 days after Tenant exercises the Expansion Option (more than three years after the Construction Loan Closing Date) to attempt to agree upon a schedule of base rent for the Expansion for the remainder of the Initial Term, but if Landlord and Tenant have not so agreed by the end of such 60 day period, then, unless Landlord and Tenant agree in writing to extend such period, the Expansion Option shall terminate and be of no force or effect, without otherwise affecting this Lease. If Landlord and Tenant agree upon a schedule of base rent for the Expansion for the remainder of the Initial Term within such 60 day period (as the same may have been extended), then, with commercially reasonable promptness after reaching such agreement, Landlord and Tenant shall negotiate in good faith to agree upon and enter into an amendment of this Lease or a new lease pursuant to which the Expansion would be constructed and leased to Tenant, which shall be on the same economic and other terms as are applicable to the Premises under this Lease for the remainder of the Lease Term, except for (i) the base rent for the Expansion, which shall be as agreed by Landlord and Tenant as provided above, (ii) the inclusion of the Expansion Conditions, if the Expansion Conditions have not then been satisfied, and (iii) such other changes that Landlord or Tenant may reasonably request in light of differences between the Building and the Expansion (e.g., dates and time frames for preparation, review and approval of plans and specifications, target dates for completion of construction).
          (d) Lease of Expansion by Other Landlord. If Tenant leases the Expansion pursuant to Section 2.9(b) or Section 2.9(c), then, at the option of Landlord and in order to facilitate the financing of the Expansion, the Expansion may be constructed and leased by an Other Landlord to Tenant on the terms described in Section 2.9(b) or Section 2.9(c), as applicable. If Landlord elects to have the Expansion constructed and leased by an Other Landlord to Tenant, then, at the request of Landlord, the Premises and the Expansion may be reconfigured to change the Premises subject to this Lease and the premises subject to the lease for the Expansion, so long as (i) this Lease and the lease for the Expansion together cover the entire Premises and Expansion and (ii) the reconfiguration does not change the economic terms of the lease of the Premises and the Expansion contemplated by Section 2.9(b) or Section 2.9(c), as applicable, and by the other terms of this Lease.
     Section 2.10 Parcel 200 Transaction. Landlord, as the “Residual Party” (as defined in the Declaration), anticipates that, in connection with closing the construction loan satisfying the Closing Contingency, it will create Parcel 200 as an “Additional Parcel” (as defined in the Declaration) out of the Residual Parcel, as contemplated by Section 2.2 of the Declaration, by amending the Original Ground Lease to release Parcel 200 from the Original Ground Lease, designating an affiliate of Landlord as an “Additional Party” (as defined in the Declaration) to develop Parcel 200 (such affiliate of Landlord being called “Substitute Landlord”), and causing Ground Lessor to ground lease Parcel 200 to Substitute Landlord pursuant to an “Additional Ground Lease” (as defined in the Declaration) (such transaction being called the “Parcel 200 Transaction”). Upon the closing of the Parcel 200 Transaction, (a) Substitute Landlord shall be substituted for Landlord for all purposes of this Lease, and references in this Lease to Landlord shall be deemed to be references to Substitute Landlord, and (b) Substitute Landlord shall cause Ground Lessor, as Declarant under the Declaration, to allocate to Parcel 200, as contemplated by Section 9.3 of the Declaration, 197,402 square feet of the Aggregate Square Footage (as defined in Section 9.3 of the Declaration) presently allocated to the Residual Parcel. At such time, if any, that Landlord leases the Expansion to Tenant as contemplated by Section 2.9, if the Parcel 200 Transaction has then closed, Landlord shall cause Ground Lessor, as Declarant under the Declaration, to allocate to Parcel 200, as contemplated by Section 9.3 of the Declaration, an additional 46,080 square feet of the Aggregate Square Footage presently allocated to the Residual Parcel. The allocations of Aggregate Square Footage to Parcel 200 provided for above are based on the estimated Leasable Square Footage of the Building (197,402 square feet) and the Expansion (46,080 square feet), and upon determination of the actual Leasable Square Footage of the Building and, if applicable, the Expansion, appropriate reallocations of the Aggregate Square Footage shall be made.
ARTICLE III
WORK; SIGNS
     Section 3.1 Design of Base Building Work and Tenant Improvements Work.
          (a) Base Building Plans. Not later than October 31, 2009, Landlord, in consultation with Tenant, shall prepare or cause to be prepared, and shall submit to Tenant for review and approval, the Base Building Plans, which shall be consistent with the general description of the Base Building Work and the typical schematic floor plans attached hereto as Exhibit E, and shall provide for a design of the Building that will accommodate the Expansion (with sufficient detail to permit Tenant to design the Tenant Improvements Work so as to permit the efficient future adaptation of the Building systems and other components to such Expansion). Within ten Business Days after receipt of the Base Building Plans, Tenant shall, by written notice to Landlord, approve or disapprove the Base Building Plans; provided that: (i) Tenant will not unreasonably disapprove proposed Base Building Plans; and (ii) in considering Base Building Plans, Tenant’s scope of review shall be limited to considering the consistency of the Base Building Plans with Exhibit E and whether the Building as contemplated by the Base Building Plans will accommodate the Expansion. In any disapproval of Base Building Plans, Tenant shall specify in reasonable detail the respects, consistent with Tenant’s scope of review, in which the Base Building Plans are not satisfactory to Tenant and the changes that Tenant desires in order that the Base Building Plans will be satisfactory to Tenant. If, within ten Business Days after receipt of the proposed Base Building Plans, Tenant does not so respond in writing to Landlord, Tenant will be deemed to have approved the Base Building Plans. After receiving any permitted notice of disapproval from Tenant with respect to the Base Building Plans, Landlord will revise the Base Building Plans as reasonably requested by Tenant and will resubmit the revised Base Building Plans to Tenant for review and approval in accordance with the procedures set forth above. Landlord may modify the approved Base Building Plans from time to time; provided that: (x) such modification does not have a material impact on the size, quality, functionality or aesthetic appearance of the Building; (y) if any modification of the Base Building Plans would result in a change in the Base Building Work within Tenant’s scope of review as described above, such modification shall be subject to Tenant’s review and approval under the procedures set forth above; and (z) Landlord shall be responsible for any increase in the Base Building Costs and/or Tenant Improvements Costs resulting from any modification of the Base Building Plans initiated by Landlord. Landlord shall be fully responsible for compliance of the Base Building Plans with all Legal Requirements and for assuring that the Base Building Plans provide for Base Building Work that will comply with all Legal Requirements. Tenant’s approval of the Base Building Plans shall not constitute a certification, representation or warranty by Tenant that the Base Building Plans are adequate, complete or in compliance with Legal Requirements.
          (b) Tenant Improvements Plans. Not later than July 1, 2010, Tenant, in consultation with Landlord, shall prepare or cause to be prepared, and shall submit to Landlord for review and approval, the Tenant Improvements Plans. Within ten Business Days after receipt of the Tenant Improvements Plans, Landlord shall, by written notice to Tenant, approve or disapprove the Tenant Improvements Plans; provided that Landlord will not unreasonably disapprove proposed Tenant Improvements Plans. In any disapproval of Tenant Improvements Plans, Landlord shall specify in reasonable detail the respects, consistent with Landlord’s scope of review, in which the Tenant Improvements Plans are not satisfactory to Landlord and the changes that Landlord desires in order that the Tenant Improvements Plans will be satisfactory to Landlord. If, within ten Business Days after receipt of the proposed Tenant Improvements Plans, Landlord does not so respond in writing to Tenant, Landlord will be deemed to have approved the Tenant Improvements Plans. After receiving any permitted notice of disapproval from Landlord with respect to the Tenant Improvements Plans, Tenant will revise the Tenant Improvements Plans as reasonably requested by Landlord and will resubmit the revised Tenant Improvements Plans to Landlord for review and approval in accordance with the procedures set forth above. Tenant may modify the approved Tenant Improvements Plans from time to time; provided that: (w) if any modification of the Tenant Improvements Plans would result in a change in the Base Building Work, such modification shall be subject to Landlord’s review and approval under the procedures set forth above; (x) Tenant shall be responsible for any increase in the Base Building Costs resulting from any modification of the Tenant Improvements Plans initiated by Tenant; (y) any delay resulting from any modification of the Tenant Improvements Plans initiated by Tenant shall constitute Tenant Delay; and (z) if Tenant elects to have Landlord manage the Tenant Improvements Work, the modification of the Tenant Improvements Plans shall be subject to the change order process provided for in Section 3.3(c). Tenant shall be fully responsible for compliance of the Tenant Improvements Plans with all Legal Requirements and for assuring that the Tenant Improvements Plans provide for Tenant Improvements Work that will comply with all Legal Requirements and will satisfy Tenant’s requirements. Landlord’s approval of the Tenant Improvements Plans shall not constitute a certification, representation or warranty by Landlord that the Tenant Improvements Plans are adequate, complete or in compliance with Legal Requirements. Tenant shall pay or reimburse Landlord for any reasonable out-of-pocket costs actually incurred by Landlord for review of the Tenant Improvements Plans by Landlord’s lender (which costs shall not exceed $2,500.00 in the aggregate), but not for any other fees for Landlord’s review of the Tenant Improvements Plans.
          (c) Coordination. The Base Building Plans will be prepared by Landlord’s Architect in accordance with Section 3.1(a), and the Tenant Improvements Plans will be prepared by Tenant’s architect in accordance with Section 3.1(b). Each of Landlord and Tenant will cause their respective architects to coordinate and cooperate with each other in the preparation of the Base Building Plans and the Tenant Improvements Plans, in order to facilitate the preparation of the Base Building Plans and the Tenant Improvements Plans in an efficient and commercially reasonable manner. Landlord and Tenant will cause their respective architects to submit their respective plans to each other in electronic files formatted in Revit BIM. Any and all changes to such plans shall be forwarded to the respective parties in the same format, and the final as-built plans for the Base Building Work and the Tenant Improvements Work will be sent to Landlord and Tenant at the conclusion of their respective construction activities.
     Section 3.2 Tenant’s Election Regarding Tenant Improvements Work. Not later than November 15, 2009, Tenant shall, by written notice to Landlord, elect either (a) Landlord or (b) a third party construction manager or contractor engaged by Tenant (a “Third Party Contractor”) to manage the Tenant Improvements Work. If Tenant fails to give Landlord written notice of the above election by November 15, 2009, then Tenant shall be deemed to have elected to have a Third Party Contractor manage the Tenant Improvements Work. If Tenant elects Landlord to manage the Tenant Improvements Work, then the Base Building Work and the Tenant Improvements Work shall be governed by Section 3.3 and other applicable provisions of this Lease, and Section 3.4 shall not apply and shall be disregarded. If Tenant elects or is deemed to have elected to have a Third Party Contractor manage the Tenant Improvements Work, then the Base Building Work and the Tenant Improvements Work shall be governed by Section 3.4 and other applicable provisions of this Lease, and Section 3.3 shall not apply and shall be disregarded.
     Section 3.3 Base Building Work and Tenant Improvements Work [Tenant Improvements Work Managed by Landlord]. If Tenant elects to have Landlord manage the Tenant Improvements Work pursuant to Section 3.2, then the Base Building Work and the Tenant Improvements Work shall be governed by the following provisions of this Section 3.3.
          (a) Project Milestone Schedule. Within ten Business Days after Tenant elects to have Landlord manage the Tenant Improvements Work pursuant to Section 3.2, Landlord shall, in consultation with Tenant, prepare and submit to Tenant a project milestone schedule (the “Project Milestone Schedule”), setting forth a schedule of milestone dates for the design and construction of the Base Building Work and the Tenant Improvements Work consistent with the achievement of Substantial Completion of the Base Building Work and the Tenant Improvements Work by the Target Completion Date.
          (b) Performance. Landlord shall cause the Base Building Work and the Tenant Improvements Work to be performed diligently and continuously, in a good and workmanlike manner, using new and high quality materials, substantially in accordance with the Base Building Plans and the Tenant Improvements Plans, respectively, and in compliance with all Legal Requirements, provided that Landlord shall not be responsible for compliance of the Tenant Improvements Plans, or for compliance of the Tenant Improvements Work constructed substantially in compliance with the Tenant Improvements Plans, with Legal Requirements. Landlord shall use commercially reasonable due diligence to comply with the Project Milestone Schedule and to cause the Substantial Completion of the Base Building Work and the Tenant Improvements Work to be achieved by the Target Completion Date. In the event any of the scheduled dates set forth on the Project Milestone Schedule are not met, Landlord shall, within ten Business Days after request by Tenant, provide Tenant with a revised Project Milestone Schedule indicating how Landlord intends to recover from the delay and to attempt to complete the Base Building Work and the Tenant Improvements Work by the Target Completion Date. If any of the Base Building Work or the Tenant Improvements Work is delayed as a result of an Excusable Delay, the Target Completion Date and the applicable scheduled dates set forth on the Project Milestone Schedule shall be extended upon notice by Landlord to Tenant for a reasonable period of time under the circumstances, subject to the limitations set forth in Section 3.9. As long as Landlord pursues the performance of the Base Building Work and the Tenant Improvements Work with commercially reasonable due diligence, Tenant shall not have any claim against Landlord, or any right to terminate this Lease, for failure to achieve Substantial Completion of the Base Building Work or the Tenant Improvements Work by the Target Completion Date, except as otherwise expressly provided in Section 3.8. Landlord may make such changes in the Base Building Work and the Tenant Improvements Work from time to time as Landlord reasonably deems necessary and/or appropriate in order to complete the same in a timely manner (including, without limiting the generality of the foregoing, to substitute materials therefor) provided that such changes do not have a material adverse impact on the size, quality, functionality or aesthetic appearance of the Building or the Premises and provided that Landlord gives Tenant written notice of such changes. Tenant may conduct such inspections of the Base Building Work and the Tenant Improvements Work as Tenant, in its sole discretion, determines (subject to the general contractor’s reasonable security requirements). All such inspections and reviews shall be for the sole benefit of Tenant and, except as otherwise expressly provided herein, Tenant shall have no liability or obligation to Landlord or any other Person with respect to the Base Building Work or the Tenant Improvements Work. Landlord shall (i) provide Tenant and its construction representative, in good faith, “open book” full access to all aspects of the contracting, pricing and construction of the Tenant Improvements Work; (ii) provide Tenant and its construction representatives complete access to the job site (subject to the general contractor’s reasonable security requirements) both prior to and during construction; (iii) hold regularly scheduled job meetings and, as requested by Landlord or Tenant on an as needed basis, other job meetings during the performance of the Base Building Work and the Tenant Improvements Work; and (iv) notify Tenant and its construction representative of all meetings, including standing job meetings, whether held on or off site, and permit Tenant and its construction representative to attend all such meetings. Landlord shall obtain from the contractors and material and equipment suppliers for the Base Building Work and Tenant Improvements Work warranties typical in the industry for the work performed and the material and equipment supplied, which shall include, without limitation, a 20 year warranty on the roof of the Building and a ten year warranty on the HVAC compressor installed as part of the Base Building Work.
          (c) Change Orders. Tenant may request changes in the Base Building Work and the Tenant Improvements Work from that provided for in the Base Building Plans and the Tenant Improvements Plans, respectively, by giving Landlord written notice of the proposed change(s) with such details, plans and specifications as reasonably may be required by Landlord. In response to such request by Tenant, Landlord shall, within five Business Days after receipt of such request, provide Tenant with a proposed change order setting forth (i) the change in the Base Building Costs and/or Tenant Improvements Costs due to such change(s), (ii) the expected delay, if any, in achieving Substantial Completion in connection therewith, and (iii) any reasonable conditions imposed by Landlord in connection therewith. Tenant shall, within five Business Days after receipt of a proposed change order, either reject or accept it. If Tenant rejects a proposed change order (or fails to respond within the specified period), the Base Building Work or Tenant Improvements Work, as the case may be, shall not be changed. If Tenant approves a proposed change order, then (x) Tenant shall execute the proposed change order and deliver a signed original thereof to Landlord within the specified five Business Day period, and (y) the Target Completion Date shall be extended for the time period specified in clause (ii) above. If any change order approved by Tenant extends the Target Completion Date as provided above, then, to the extent that such change order results in a delay of the Commencement Date beyond September 1, 2011, the Base Rent Deferral Period shall be shortened by the period of such delay.
          (d) Contractors. Landlord may select the general contractor and other contractors for the performance of the Base Building Work, and the general contractor so selected by Landlord shall serve as the general contractor for the Tenant Improvements Work. The contract with the general contractor for the Tenant Improvements Work shall be a cost plus contract with a guaranteed maximum price (“GMP”), with all savings below the GMP to be retained by Tenant. Landlord shall consult with Tenant in negotiating the contract with the general contractor for the Tenant Improvements Work and shall enter into such contract. The general contractor for the Tenant Improvements Work will provide a cap of 4.5% for its fees, consisting of a general contractor’s fee not to exceed 1.5%, job costs not to exceed 1% and general conditions not to exceed 2%. The contract for the Tenant Improvements Work shall further require that the general contractor competitively bid all subcontracts in excess of $100,000 to at least three subcontractors. Tenant may specify qualified subcontractors to be permitted to bid for such subcontracts and may review all bids for such subcontracts. Landlord shall consult with Tenant in reviewing such bids, and the bid selected by Landlord shall be subject to Tenant’s consent, not to be unreasonably withheld, conditioned or delayed.
          (e) Responsibility for Costs. Landlord shall be responsible for the Base Building Costs, except to the extent that the Base Building Costs are increased as the result of changes requested by Tenant other than in accordance with Section 3.1(a). Tenant shall be responsible for the Tenant

Improvements Costs, except to the extent that the Tenant Improvements Costs are increased as the result of changes requested by Landlord other than in accordance with Section 3.1(b). The Tenant Improvement Costs shall include a construction management fee to Landlord in the amount of 1.5% of the Tenant Improvements Costs (excluding such construction management fee).
          (f) Acceptance of Premises; Warranty. Tenant’s taking possession of the Premises on or after the Commencement Date shall be conclusive evidence, as against Tenant, that the Premises were in good order and satisfactory condition in substantial accordance with the Base Building Plans and the Tenant Improvements Plans when Tenant took possession, except for: (i) punch list items on a list signed by both parties within 30 days after the Commencement Date, and (ii) any claims of breach of Landlord’s warranty set forth below in this Section 3.3(f). Landlord warrants to Tenant that the Base Building Work and the Tenant Improvements Work shall be performed (x) in a good and workmanlike manner, (y) free from defects in workmanship and materials, and (z) in compliance with Legal Requirements, provided that Landlord shall not be responsible for compliance of the Tenant Improvements Plans, or for compliance of the Tenant Improvements Work constructed in compliance with the Tenant Improvements Plans with Legal Requirements. Tenant shall be deemed to have waived any claim under such warranty except for such matters of which Tenant advises Landlord in writing on or before the first anniversary of the Commencement Date. Except for the warranty specifically set forth above in this Section 3.3(f), Landlord disclaims any and all warranties with respect to the Base Building Work and the Tenant Improvements Work. Landlord shall assign to Tenant any warranties made by contractors or material suppliers to or for the benefit of Landlord with respect to the Tenant Improvements Work.
     Section 3.4 Base Building Work and Tenant Improvements Work [Tenant Improvements Work Managed by Third Party Contractor]. If Tenant elects or is deemed to have elected to have a Third Party Contractor manage the Tenant Improvements Work pursuant to Section 3.2, then the Base Building Work and the Tenant Improvements Work shall be governed by the following provisions of this Section 3.4.
          (a) Project Milestone Schedule. Within ten Business Days after Tenant elects or is deemed to have elected to have a Third Party Contractor manage the Tenant Improvements Work pursuant to Section 3.2, Landlord shall, in consultation with Tenant, prepare and submit to Tenant a project milestone schedule (the “Project Milestone Schedule”), setting forth a schedule of milestone dates for the design and construction of the Base Building Work consistent with the achievement of Partial Completion of the Base Building Work by the Target Delivery Date and Substantial Completion of the Base Building Work by the Target Completion Date.
          (b) Performance of Base Building Work. Landlord shall cause the Base Building Work to be performed diligently and continuously, in a good and workmanlike manner, using new and high quality materials, substantially in accordance with the Base Building Plans, and in compliance with all Legal Requirements. Upon Partial Completion of the Base Building Work, Landlord shall deliver the Premises to Tenant for the performance of the Tenant Improvements Work. After the Delivery Date, Landlord shall coordinate the performance of any ongoing Base Building Work with the performance of the Tenant Improvements Work so as not to materially interfere with, delay or increase the cost of the performance of the Tenant Improvements Work and to maintain harmonious labor relations. Landlord shall use commercially reasonable due diligence to comply with the Project Milestone Schedule and to cause Partial Completion of the Base Building Work to be achieved by the Target Delivery Date, and to cause the Substantial Completion of the Base Building Work to be achieved by the Target Completion Date. In the event any of the scheduled dates set forth on the Project Milestone Schedule are not met, Landlord shall, within ten Business Days after request by Tenant, provide Tenant with a revised Project Milestone Schedule indicating how Landlord intends to recover from the delay and to attempt to achieve Partial Completion of the Base Building Work by the Target Delivery Date and Substantial Completion of the Base Building Work by the Target Completion Date. If any of the Base Building Work is delayed as a result of an Excusable Delay, the Target Delivery Date and the applicable scheduled dates set forth on the Project Milestone Schedule shall be extended upon notice by Landlord to Tenant for a reasonable period of time under the circumstances, subject to the limitations set forth in Section 3.9. As long as Landlord pursues the performance of the Base Building Work with commercially reasonable due diligence, Tenant shall not have any claim against Landlord, or any right to terminate this Lease, for failure to achieve Partial Completion by the Target Delivery Date, except as otherwise expressly provided in Section 3.8. Landlord may make such changes in the Base Building Work from time to time as Landlord reasonably deems necessary and/or appropriate in order to complete the same in a timely manner (including, without limiting the generality of the foregoing, to substitute materials therefor) provided that such changes do not have a material adverse impact on the size, quality, functionality or aesthetic appearance of the Building or the Premises and provided that Landlord gives Tenant written notice of such changes. Tenant may conduct such inspections of the Base Building Work as Tenant, in its sole discretion, determines (subject to the general contractor’s reasonable security requirements). All such inspections and reviews shall be for the sole benefit of Tenant and Tenant shall have no liability or obligation to Landlord or any other Person with respect to the Base Building Work. Landlord shall (i) provide Tenant and its construction representative complete access to the job site (subject to the general contractor’s reasonable security requirements) both prior to and during construction; (ii) hold regularly scheduled job meetings and, as requested by Landlord or Tenant on an as needed basis, other job meetings during the performance of the Base Building Work; and (iii) notify Tenant and its construction representative of all meetings, including standing job meetings, whether held on or off site, and permit Tenant and its construction representative to attend all such meetings. Landlord shall obtain from the contractors and material and equipment suppliers for the Base Building Work warranties typical in the industry for the work performed and the material and equipment supplied, which shall include a 20 year warranty on the roof of the Building and a ten year warranty on the HVAC compressors installed as part of the Base Building Work.
          (c) Performance of Tenant Improvements Work. From and after the Delivery Date, Tenant shall cause the Tenant Improvements Work to be performed diligently and continuously, in a good and workmanlike manner, using new and high quality materials, substantially in accordance with the Tenant Improvements Plans, and in compliance with all Legal Requirements. The Third Party Contractor engaged by Tenant for the Tenant Improvements Work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves its general contractor for the Base Building Work and any of Skanska Building Corporation, Turner Construction Corporation or Shawmut Design and Construction, Inc. as Tenant’s Third Party Contractor. Landlord may conduct such inspections of the Tenant Improvements Work as Landlord, in its sole discretion, determines (subject to the Third Party Contractor’s reasonable security requirements). All such inspections and reviews are for the sole benefit of Landlord, and Landlord shall have no liability or obligation to Tenant or any other Person with respect to the Tenant Improvements Work. Tenant shall cause the performance of the Tenant Improvements Work to be coordinated with any ongoing Base Building Work so as not to materially interfere with or delay the performance of the Base Building Work and to maintain harmonious labor relations. From and after the Delivery Date, Tenant, the Third Party Contractor and Tenant’s subcontractors shall have continuous access to the Premises and to the vertical transportation systems in the Building with adequate power continuously available, for purposes of performing the Tenant Improvements Work. In addition, from and after the Delivery Date, the Third Party Contractor and Tenant’s subcontractors shall have the right to accept by written notice to Landlord and thereafter operate portions of the HVAC system in the Building, as needed in connection with the construction of the Tenant Improvements Work, provided that any such acceptance of any portion of the HVAC system by Tenant shall trigger the commencement of the warranty period with respect thereto.
          (d) Change Orders. Tenant may request changes in the Base Building Work from that provided for in the Base Building Plans by giving Landlord written notice of the proposed change(s) with such details, plans and specifications as reasonably may be required by Landlord. In response to such request by Tenant, Landlord shall, within five Business Days after receipt of such request, provide Tenant with a proposed change order setting forth (i) the change in the Base Building Costs due to such change(s), (ii) the expected delay, if any, in achieving Partial Completion and Substantial Completion of the Base Building Work in connection therewith, and (iii) any reasonable conditions imposed by Landlord in connection therewith. Tenant shall, within five Business Days after receipt of a proposed change order, either reject or accept it. If Tenant rejects a proposed change order (or fails to respond within the specified period), the Base Building Work shall not be changed. If Tenant approves a proposed change order, then (x) Tenant shall execute the proposed change order and deliver a signed original thereof to

Landlord within the specified five Business Day period, (y) the Target Delivery Date shall be extended for the period of the expected delay in achieving Partial Completion specified pursuant to clause (ii) above, and (z) for purposes of determining the Commencement Date, the date as of which Landlord achieves Substantial Completion of the Base Building Work shall be deemed to be accelerated by either (1) the period of the expected delay in achieving Substantial Completion specified pursuant to clause (ii) above or (2) if the period of actual delay in achieving Substantial Completion of the Base Building Work by reason of the change order is demonstrably shorter than such period of expected delay, the period of actual delay. If any change order approved by Tenant extends the Target Delivery Date as provided above, then, to the extent that such change order results in a delay of the Commencement Date beyond September 1, 2011, the Base Rent Deferral Period shall be shortened by the period of such delay.
          (e) Responsibility for Costs. Landlord shall be responsible for the Base Building Costs, except to the extent that the Base Building Costs are increased as the result of changes requested by Tenant other than in accordance with Section 3.1(a). Tenant shall be responsible for the Tenant Improvements Costs, except to the extent that Tenant Improvements Costs are increased as the result of any modification of the Base Building Plans initiated by Landlord. The Tenant Improvements Costs shall not include any construction management fee to Landlord.
          (f) Acceptance of Premises; Warranty. Tenant’s taking possession of the Premises on or after the Commencement Date shall be conclusive evidence, as against Tenant, that the Base Building Work was in good order and satisfactory condition in substantial accordance with the Base Building Plans when Tenant took possession, except for: (i) punch list items on a list signed by both parties within 30 days after the Commencement Date, and (ii) any claims of breach of Landlord’s warranty set forth below in this Section 3.4(f). Landlord warrants to Tenant that the Base Building Work shall be performed (x) in a good and workmanlike manner, (y) free from defects in workmanship and materials, and (z) in compliance with Legal Requirements. Tenant shall be deemed to have waived any claim under such warranty except for such matters of which Tenant advises Landlord in writing on or before the first anniversary of the Commencement Date. Except for the warranty specifically set forth above in this Section 3.4(f), Landlord disclaims any and all warranties with respect to the Base Building Work.
     Section 3.5 Tenant Improvements Escrow. As security for Tenant’s obligations to perform the Tenant Improvements Work and to pay the Tenant Improvements Costs, Tenant shall, within three Business Days after the Construction Loan Closing Date, deposit $14,800,000 in escrow with Landlord’s construction lender or with an independent escrow agent selected by Landlord and reasonably satisfactory to Tenant, and Landlord, Tenant and the escrow agent shall enter into an Escrow Agreement in the form of Exhibit G – 1 hereto (if the Tenant Improvements Work is managed by Landlord) or Exhibit G – 2 hereto (if the Tenant Improvements Work is managed by a Third Party Contractor). At such time that the general contract for the Tenant Improvements Work is entered into, the Tenant Improvements Costs shall be determined on the basis thereof and, if the Tenant Improvements Costs as so determined are more or less than $14,800,000, the amount deposited in escrow as provided above shall be adjusted to the amount of the Tenant Improvements Costs (by, as applicable, Tenant making an additional deposit, to the extent that the Tenant Improvements Costs exceed $14,800,000, or by the escrow agent returning to Tenant the amount by which $14,800,000 exceeds the Tenant Improvements Costs). The escrow agent shall hold the amounts deposited pursuant to the above provisions of this Section 3.5 in escrow and disburse the escrowed funds in accordance with such Escrow Agreement.
     Section 3.6 Construction Representatives. At all times prior to the Commencement Date, whether the Tenant Improvements Work is managed by Landlord or by a Third Party Contractor, each of Landlord and Tenant shall have a construction representative who shall be the primary contact person for such party regarding the design and construction process and who shall be authorized to make day-to-day decisions in the design and construction process. Landlord’s construction representative shall be Robert A. Schlager. Tenant’s construction representative shall be Jean Baranowski. Each of Landlord and Tenant may change its construction representative by written notice given to the other from time to time.

     Section 3.7 Tenant’s Work; Pre-Term Occupancy. Tenant will perform all work, if any, in addition to the Base Building Work and the Tenant Improvements Work, as Tenant deems necessary or desirable to equip, furnish and use the Premises (any such work being called “Tenant’s Work”). Tenant’s Work may commence as soon as the Base Building Work and the Tenant Improvements Work (in the event the same is being managed by Landlord) have progressed to the point that Tenant’s Work may reasonably begin. All of Tenant’s Work shall be done in a good and workmanlike manner using new and high quality materials, in accordance with Legal Requirements, and in accordance with the requirements of Section 7.5. If any of Tenant’s Work must be completed as a condition of obtaining a certificate of occupancy or temporary certificate of occupancy to allow Tenant to occupy and use the Premises for the Permitted Use, Tenant shall perform such of Tenant’s Work so as not to delay Substantial Completion. Tenant shall coordinate the performance of Tenant’s Work with any ongoing Base Building Work and Tenant Improvements Work so as not to interfere with or delay the performance of the Base Building Work or the Tenant Improvements Work and to maintain harmonious labor relations. Landlord shall coordinate the performance of any ongoing Base Building Work and Tenant Improvements Work (if managed by Landlord) with Tenant’s Work so as to facilitate the performance of the Tenant’s Work and to maintain harmonious labor relations, provided that Landlord will not be required to incur additional cost or material delay with respect to any Base Building Work or Tenant Improvements Work (if managed by Landlord) to facilitate the performance of Tenant’s Work. If Tenant enters the Premises prior to the Commencement Date, such entry shall be at Tenant’s own risk and solely for the purpose of preparing for occupancy by Tenant including, without limitation, the installation of fixtures, furniture and equipment. During the period of any entry by Tenant prior to the Commencement Date pursuant to the above provisions of this Section, Tenant shall be subject to the insurance obligations set forth in Sections 7.8 and 7.9 and to all other obligations of Tenant under this Lease, other than the obligation to pay Base Rent and Additional Rent, and, prior to any such entry by Tenant prior to the Commencement Date, Tenant or Tenant’s agent shall furnish Landlord with a certificate of insurance confirming its procurement of the insurance required by Sections 7.8 and 7.9.
     Section 3.8 Consequences of Delay by Landlord .
          (a) Extension of Base Rent Deferral Period. If Landlord manages the Tenant Improvements Work pursuant to Section 3.3 and Landlord does not achieve Substantial Completion of the Base Building Work and the Tenant Improvements Work by the Target Completion Date, then the Base Rent Deferral Period shall be extended by one day for each day of delay beyond the Target Completion Date in Landlord’s achieving Substantial Completion of the Base Building Work and the Tenant Improvements Work. If a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4 and Landlord does not achieve Partial Completion of the Base Building Work by the Target Delivery Date, then the Base Rent Deferral Period shall be extended by one day for each day of delay beyond the Target Delivery Date in Landlord’s achieving Partial Completion of the Base Building Work, but not for more than the number of days that Substantial Completion of the Tenant Improvements Work is delayed beyond the Target Completion Date.
          (b) Damages for Delay. If Landlord manages the Tenant Improvements Work pursuant to Section 3.3 and Landlord does not achieve Substantial Completion of the Base Building Work and the Tenant Improvements Work by the Target Completion Date, or if a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4 and Landlord does not achieve Partial Completion of the Base Building Work by the Target Delivery Date, then Landlord shall (i) pay to or for the benefit of Tenant the Delay Rent, if any, for the Delay Period, and (ii) indemnify and hold Tenant harmless from and against any and all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from Tenant’s holdover during the Delay Period of the premises it leases under the Existing Lease. Landlord may contact and negotiate directly with Tenant’s landlord under the Existing Lease regarding the continued occupancy by Tenant beyond the Existing Lease Expiration Date, and Tenant shall, at no out-of-pocket cost to Tenant, fully cooperate as requested by Landlord in any such negotiations; provided, however, that (i) Landlord shall notify Tenant prior to any such contact and shall not initiate such contact prior to April 1, 2010; and (ii) keep Tenant informed of, and provide Tenant with a reasonable opportunity to participate in, any such negotiations with Tenant’s landlord under the Existing Lease. Tenant shall enter into such amendments or modifications of the Existing Lease as are directed by Landlord, at no additional cost or liability to Tenant, and Tenant shall otherwise use commercially reasonable due diligence to mitigate any Delay Rent resulting from the Commencement Date occurring after the Existing Lease Expiration Date (provided, however, that Tenant shall not be required to incur any unreimbursed costs or expenses in connection therewith). Without limiting the generality of the immediately preceding sentence, if a Third Party Contractor is managing the Tenant Improvements Work pursuant to Section 3.4, Tenant shall, at Landlord’s request, perform elements of the Tenant Improvements Work on an overtime or premium basis as necessary or appropriate to accelerate the Tenant Improvements Work, provided that Landlord agrees to pay the incremental cost of performing such elements of the Tenant Improvements Work on an overtime or premium basis. In order to induce Landlord to agree to the above provisions of this Section 3.8(b), Tenant represents to Landlord as follows: (i) the Existing Lease, including any amendments thereof, are fully and accurately identified in the definition of Existing Lease set forth in this Lease; (ii) Tenant has furnished to Landlord a true and complete copy of the Existing Lease, including any amendments thereof; and (iii) the Existing Lease is in full force and effect and has not been amended except by the documents identified in the definition of Existing Lease set forth in this Lease.
          (c) Self-Help. If Landlord manages the Tenant Improvements Work pursuant to Section 3.3 and Landlord does not achieve Substantial Completion of the Base Building Work and the Tenant Improvements Work by the date that is four months after the Target Completion Date, subject to extension for Excusable Delay, then Tenant shall have the right, upon 60 days’ prior written notice to Landlord, to undertake and prosecute the Base Building Work and the Tenant Improvements Work, as applicable, to completion at Landlord’s cost unless, within such 60 day period, Landlord achieves Substantial Completion of the Base Building Work and the Tenant Improvements Work. If a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4 and Landlord does not achieve Partial Completion of the Base Building Work by the date that is four months after the Target Delivery Date, subject to extension for Excusable Delay, then Tenant shall have the right, upon 60 days’ prior written notice to Landlord, to undertake and prosecute the Base Building Work to completion at Landlord’s cost unless, within such 60 day period, Landlord achieves Partial Completion of the Base Building Work. If, pursuant to this Section 3.8(c), Tenant performs or causes to be performed any of the work for which Landlord is responsible under the Lease and Landlord does not pay or reimburse Tenant for Tenant’s reasonable costs in regard thereto within 30 days after invoice by Tenant to Landlord accompanied by reasonably detailed backup documentation, then Tenant shall have the right to offset the amount due, together with interest at the Prime Rate from the date the cost is paid by Tenant until it is reimbursed by Landlord, against the Base Rent and Additional Rent due from Tenant to Landlord under this Lease until Tenant has been fully reimbursed. Furthermore, in such event, Landlord shall grant to Tenant, its contractors, agents and employees a temporary right and easement to enter the Building and the Building site for the purpose of performing any such work, and the vertical transportation systems in the Building shall have adequate power continuously available for the purpose of performing any such work.
          (d) Termination for Delay. If Landlord manages the Tenant Improvements Work pursuant to Section 3.3 and Landlord does not achieve Substantial Completion of the Base Building Work and the Tenant Improvements Work by the date that is eight months after the Target Completion Date, subject to extension for Excusable Delay, then, provided that Tenant has not exercised its self-help right pursuant to Section 3.8(c), Tenant shall have the right, upon 30 days’ prior written notice to Landlord, to terminate this Lease unless, within such 30 day period, Landlord achieves Substantial Completion of the Base Building Work and the Tenant Improvements Work. If a Third Party Contractor manages the Tenant Improvements Work pursuant to Section 3.4 and Landlord does not achieve Partial Completion of the Base Building Work by the date that is eight months after the Target Delivery Date, subject to extension for Excusable Delay, then, provided that Tenant has not exercised its self-help right pursuant to Section 3.8(c), Tenant shall have the right, upon 30 days’ prior written notice to Landlord, to terminate this Lease unless, within such 30 day period, Landlord achieves Partial Completion of the Base Building Work. If this Lease terminates pursuant to this Section 3.8(d), Landlord shall pay or reimburse Tenant for, and shall indemnify and hold Tenant harmless from and against, all out-of-pocket costs incurred by Tenant in connection with this Lease and the subject transaction, including, but not limited to, attorneys’ fees, design costs, project management costs, consulting fees and construction costs.

          (e) Termination for Failure to Initiate Construction. If Initiation of Construction has not occurred on or before April 1, 2010, subject to extension for Excusable Delay, then Tenant shall have the right, upon 30 days’ prior written notice to Landlord, to terminate this Lease unless, within such 30 day period, Initiation of Construction has occurred. If this Lease terminates pursuant to this Section 3.8(e), Landlord shall pay or reimburse Tenant for, and shall indemnify and hold Tenant harmless from and against, all out-of-pocket costs incurred by Tenant in connection with this Lease and the subject transaction, including, but not limited to, attorneys’ fees, design costs, project management costs, consulting fees and construction costs.
     Section 3.9 Limitations on Extension for Excusable Delay. Various dates and deadlines provided for in this Lease are subject to extension for Excusable Delay, such dates and deadlines being (a) the Target Completion Date, (b) the Target Delivery Date, (c) the scheduled dates set forth on the Project Milestone Schedule, (d) the date as of which Tenant may initiate the self-help process with respect to the Base Building Work and/or the Tenant Improvements Work pursuant to Section 3.8(c), (e) the date as of which Tenant may initiate the termination for delay process pursuant to Section 3.8(d), (f) the date as of which Tenant may initiate the termination process for failure of Initiation of Construction pursuant to Section 3.8(e), (g) the date as of which Tenant may initiate the termination process by reason of Landlord’s failure to complete its restoration obligations after a casualty loss pursuant to Section 10.1(a), and (h) the date as of which Tenant may initiate the termination process by reason of Landlord’s failure to complete its restoration obligations after a taking pursuant to Section 11.2. Notwithstanding any other provisions of this Lease to the contrary, extension of any particular date or deadline for Excusable Delay shall be subject to the following limitations: (i) no particular date or deadline shall be extended by more than 90 days for Excusable Delay, except to the extent that Excusable Delay consists of Tenant Delay or is caused by fire or other casualty (Excusable Delay consisting of Tenant Delay or caused by fire or other casualty not being subject to such 90 day limitation); and (ii) for purposes of determining the period of any Excusable Delay, Landlord shall be required to use commercially reasonable due diligence to minimize such period, provided that, to the extent that any Excusable Delay consists of Tenant Delay, Landlord shall not be required to incur overtime or other premium costs to minimize such Excusable Delay.
     Section 3.10 Use of Union Labor. Tenant covenants and agrees that all contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration, including, without limitation, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Premises (including any such work performed by any person who contracts to provide services to any portion of the Premises, such as cable, DSL, communications, telecommunications or similar services) shall: (i) be bound by and signatory to a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed on the Premises, and (b) who is an Approved Building Trades Department Contractor or Subcontractor (as hereinafter defined); and (ii) observe area standards for wages and other terms and conditions of employment, including fringe benefits (collectively, the “Union Labor Requirement”). For purposes hereof, an “Approved Building Trades Department Contractor or Subcontractor” is a contractor or subcontractor who is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the “BCTD”) or, if no such BCTD-affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor which is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work on the Premises), the jurisdictional limitations established by the local BCTD. Notwithstanding the foregoing, the Union Labor Requirement shall in no event apply to service providers to whom Tenant outsources specialized or individual services relating to the operation of its business or the Premises, such as computer and information technology consultants, artists and artisans, furniture or cabinet makers, deliverymen, network cable installers and repairmen, appliance installers and repairmen, handymen, and the like. Furthermore, notwithstanding the foregoing, the Union Labor Requirement shall in no event apply to any contractors or subcontractors performing work the cost of which does not exceed Ten Thousand Dollars ($10,000.00) in any one instance.

     Section 3.11 Signs . Tenant shall have the right to be identified on the two monument signs at the entrances to the Project and the exclusive right to two (2) exterior signs on the Building and at Tenant’s entrance to the Building, provided that each such sign complies with the provisions of this Section and other applicable provisions of this Lease. The location, design, shape, size, materials, color and type and all other matters related to each of Tenant’s signs (other than Tenant’s right to such signs) shall be subject to Landlord’s prior written approval following submission by Tenant to Landlord of detailed plans therefor, which approval Landlord will not unreasonably withhold. Except for the signs permitted under this Section, Tenant shall not erect any signs that are visible from the exterior of the Building. No permitted subtenant of Tenant shall erect any signs that are visible from the exterior of the Building, other than with Landlord’s prior written approval, which shall be within Landlord’s sole discretion. Tenant shall not erect signs except in compliance with all applicable Legal Requirements, and Tenant shall be solely responsible for confirming that any proposed sign is in compliance with all Legal Requirements. Landlord shall reasonably cooperate with Tenant’s efforts to obtain any required permits for Tenant’s signs, provided that Landlord shall not be required to incur any costs in connection therewith. All costs of obtaining permits and approvals, creating, installing, illuminating, maintaining, repairing, and/or replacing any such sign shall be paid by Tenant. Any signs located in the interior of the Building outside of the Premises (i) shall comply with all applicable Legal Requirements, and (ii) and shall have been approved of in writing and in advance by Landlord (not to be unreasonably withheld) following submission of detailed plans by Tenant to Landlord. Tenant shall maintain its signs in good repair and condition. Upon termination of this Lease, Tenant shall promptly remove all of Tenant’s signage and restore all damage related to the installation, existence and/or removal of such signage.
     Section 3.12 Arbitration. If the parties are unable to resolve any dispute arising under this Article III, either party may submit such dispute to binding arbitration before a single disinterested arbitrator having no less than ten years’ experience in commercial construction matters (and, to the extent relevant, in matters relating to tenant improvements work) in the Eastern Massachusetts area, such arbitrator to be selected by the parties or, if the parties fail to agree on such selection within five Business Days, to be selected by the American Arbitration Association at the request of either party. Such arbitration shall be conducted by the American Arbitration Association in Boston, Massachusetts in accordance with the rules of the Association then in effect. Landlord and Tenant agree to use diligent good faith efforts to complete such arbitration within 30 days of the submission of such dispute to arbitration. The determination of the arbitrator shall be conclusive and binding upon the parties, and judgment upon the same may be entered in any court having jurisdiction over the subject matter of the controversy. The party which does not prevail in the arbitration as determined by the arbitrator shall pay for the arbitrator and related costs of the arbitration, but not the attorneys’ fee of the prevailing party. Further, the arbitrator shall determine whether delays attributable to the matter submitted to arbitration have delayed completion of the Base Building Work and/or the Tenant Improvements Work and shall apportion or allocate any such delay to the responsible party or parties. Pending the arbitration of any dispute arising under Article III, the parties shall, to the extent practical without prejudicing the rights of either party, proceed with the design and construction of the Base Building Work and the Tenant Improvements Work so as to minimize the delay caused by the dispute.
ARTICLE IV
BASE RENT; ADDITIONAL RENT
     Section 4.1 Base Rent.
          (a) Commencing on the Base Rent Commencement Date, Tenant shall pay Base Rent in the amounts set forth in Item 9 of the Summary of Basic Terms.
          (b) (i) The annual Base Rent per square foot for each Extension Term will be the then annual fair market base rent per square foot for space comparable to the Premises in shell condition in the Alewife market area (the “Market Rent”), determined in accordance with this Section 4.1(b). Landlord and Tenant shall negotiate in good faith for a period of 60 days after Tenant exercises its extension option pursuant to Section 2.4(b) (the “Negotiation Period”) to attempt to agree upon the Market Rent. If the parties agree upon the

Market Rent prior to the determination of the arbitrator pursuant to Section 4.1(b)(ii), whether such agreement is reached during or after the Negotiation Period, the Market Rent shall be as so agreed.
               (ii) If the parties are unable to agree upon the Market Rent within the Negotiation Period, then each party shall, upon selection of an arbitrator pursuant to Section 4.1(b)(iii), simultaneously exchange and submit to the arbitrator for binding arbitration a proposal as to the Market Rent. The Market Rent shall be determined as of the commencement of the applicable Extension Term at the then current arms’ length negotiated base rents being charged for comparable space in shell condition in the Alewife market area, taking into account and giving effect to, in determining comparability, without limitation, such considerations as lease term and the age, size, location, condition, and amenities of the Building. The Market Rent may include escalations at various points during the Extension Term. Neither party shall be deemed under any compulsion to rent or lease space. Within 30 days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Market Rent appropriate for the Extension Term, and, unless the parties have then agreed upon the Market Rent, the proposed Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Market Rent.
               (iii) If the parties are unable to agree upon the Market Rent within the Negotiation Period, then the parties shall, within 30 days after the end of the Negotiation Period (such 30 day period being herein called the “Selection Period”), attempt to agree upon an arbitrator to whom to submit the determination of Market Rent for binding arbitration pursuant to Section 4.1(b)(ii). If the parties are unable to agree upon an arbitrator within the Selection Period, then, at the end of the Selection Period, each party shall select an arbitrator and, within 15 days after the end of the Selection Period, the arbitrators shall agree upon an arbitrator to whom the determination of Market Rent shall be submitted for binding arbitration pursuant to Section 4.1(b)(ii). If such arbitrators are unable to agree promptly upon an arbitrator, an arbitrator shall be selected by the American Arbitration Association. Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or salesperson or as an appraiser, as would qualify such arbitrator as an expert with respect to leasing terms in the Alewife market area. Such arbitrator shall make the determination required pursuant to Section 4.1(b)(ii) within 30 days of selection. The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Market Rent is submitted. Landlord and Tenant shall each pay the fee of the arbitrator selected by it.
          (c) Base Rent shall be payable in equal monthly installments of one-twelfth (1/12th) of the annual Base Rent then in effect (prorated for any partial month) and shall be paid without offset for any reason except as otherwise expressly provided herein, in advance, on the first day of each calendar month from and after the Base Rent Commencement Date. Base Rent and Additional Rent shall be paid as specified by Landlord either (i) by an “electronic funds transfer” system arranged by and among Tenant, Tenant’s bank and Landlord, or (ii) by check sent to Landlord’s office c/o “Robert A. Schlager,” or at such other place as Landlord shall from time to time designate in writing. The parties acknowledge and agree that the obligations owing by Tenant under this Section 4.1 are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.
     Section 4.2 Certain Additional Rent. Tenant shall pay, without offset for any reason, except as otherwise expressly provided herein, all payments of Additional Rent payable by Tenant to Landlord hereunder. If Tenant fails to pay any Additional Rent, Landlord shall have all the rights and remedies available for failure to pay Base Rent. The parties acknowledge and agree that the obligations owing by Tenant under this Section are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

     Section 4.3 Taxes.
          (a) Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of Taxes (being Tenant’s Building Share of Building Taxes and Tenant’s Project Share of Project Taxes). Such amounts shall be estimated in good faith by Landlord at the end of each Tax Fiscal Year, and shall be payable to Landlord in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as reasonably determined by Landlord and when the actual amounts are determined. After readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded if the Lease Term has ended and Tenant has no further obligations to Landlord. If the taxing authority provides an estimated tax bill, then monthly installments of Taxes shall be based thereon until the final tax bill is ascertained. Landlord shall furnish to Tenant, upon Tenant’s request, but not more than once in any year, a copy of the most recent tax bill and any estimated tax bill. Consistent with the definitions of Building Taxes and Project Taxes, in no event shall any Taxes incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant.
          (b) If, after Tenant shall have made any payment under this Section 4.3, Landlord shall receive a refund (the “Refund”) of any portion of the Taxes paid on account of any Tax Fiscal Year in which such payments shall have been made as a result of an abatement of such Taxes, by final determination of legal proceedings, settlement or otherwise, Landlord shall, within 30 days after receiving the Refund, pay to Tenant an amount equal to (i) Tenant’s Share of the Refund, which payment to Tenant shall be appropriately adjusted if Tenant’s Share of Taxes covered a shorter period than covered by the Refund, less (ii) Tenant’s Share of all expenses incurred by Landlord in connection with such proceedings (including, but not limited to, attorneys’ fees, costs and appraisers’ fees), provided that such expenses have not previously been charged to Tenant or otherwise included in prior Building Taxes and/or Project Taxes reported by Landlord; and provided further that Landlord shall not be obligated to make such payment during the pendency of an Event of Default.
          (c) If the Commencement Date is not on July 1, or the expiration or termination of this Lease is not on June 30, Tenant’s obligation in respect of Taxes shall be prorated. If the final tax bill for the Tax Fiscal Year in which such expiration or termination of this Lease occurs shall not have been received by Landlord, then within 30 days after the receipt of the tax bill for such Tax Fiscal Year, Landlord and Tenant shall make appropriate adjustments of estimated payments.
          (d) Without limiting the generality of the foregoing, Tenant shall pay all rent and personal property taxes attributable to its signs or any other personal property including but not limited to its trade fixtures.
          (e) Each of Landlord and Tenant shall have the non-exclusive right to prosecute any appeal or challenge of the assessed valuation of the Building or the amount of Building Taxes. Each of Landlord and Tenant shall cooperate as reasonably requested by the other in any such appeal or challenge. Landlord shall have the exclusive right to prosecute any appeal or challenge of the assessed valuation of the Land or the amount of Project Taxes. Tenant shall pay Additional Rent in respect of Taxes without regard to any appeal or challenge that might reduce the Taxes, until the determination of such appeal or challenge.
     Section 4.4 Insurance Costs. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, amounts equal to Tenant’s Project Share of Project Insurance Costs and Tenant’s Building Share of Building Insurance Costs. Tenant’s Project Share of Project Insurance Costs and Tenant’s Building Share of Building Insurance Costs shall be estimated in good faith by Landlord at the end of each calendar year, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as reasonably determined by Landlord and also when actual Project Insurance Costs and Building Insurance Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Insurance Costs. In no event shall any Insurance Costs incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant.
     Section 4.5 Operating Costs. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, amounts equal to Tenant’s Project Share of Project Operating Costs and Tenant’s Building Share of Building Operating Costs. For purposes of determining Tenant’s Project Share of Project Operating Costs for any year during which the Project is less than 95% occupied, the actual Project Operating Costs shall be equitably adjusted to reflect 95% occupancy and normal, ongoing operation. Tenant’s Project Share of Project Operating Costs and Tenant’s Building Share of Building Operating Costs shall be estimated in good faith by Landlord at the end of each calendar year, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as determined by Landlord but not more than once per year and also when actual Project Operating Costs and Building Operating Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Operating Costs. In no event shall any Operating Costs incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant.
     Section 4.6 Tenant’s Utility Costs. Landlord shall, to the extent practical, cause the Premises to be separately metered or submetered for electric and gas use, including, without limitation, with respect to all variable air volume boxes and pre-heaters, HVAC equipment and systems, lighting and outlets serving the Premises. If the Premises are separately metered or submetered such that the utility provider bills Tenant directly for Tenant’s Utility Costs, Tenant shall pay Tenant’s Utility Costs directly to the utility provider promptly as due and payable. If the Premises are separately metered or submetered such that the utility provider bills Landlord for electric service provided to the Building and Landlord bills Tenant for Tenant’s Utility Costs, Tenant shall pay such bills for Tenant’s Utility Costs, without any mark-up by Landlord, within 30 days after receipt. Notwithstanding any of the above provisions of this Section 4.6 to the contrary, Landlord may, at Landlord’s option, purchase electric and/or gas service for the Building as part of a pooled purchase with other buildings owned by affiliates of Landlord, in which event Landlord shall be responsible for such electric and/or gas service appropriately allocated to the Building, Landlord shall bill Tenant for the portion of such charges appropriately allocated to the Premises, and Tenant shall pay such bills, without any mark-up by Landlord, within 30 days after receipt.
     Section 4.7 Tenant’s Audit Rights . Within 120 days of the end of any calendar year with respect to Operating Costs and Insurance Costs, and within 120 days of the end of any Tax Fiscal Year with respect to Taxes, Landlord shall furnish to Tenant a report setting forth in reasonable detail the Project Operating Costs, Building Operating Costs, Project Insurance Costs, Building Insurance Costs, Project Taxes and Building Taxes for the immediately preceding calendar year (in the case of Operating Costs and Insurance Costs) or Tax Fiscal Year (in the case of Taxes). Tenant shall have the right to audit Landlord’s books and records relating to Operating Costs, Insurance Costs, and/or Taxes with respect to the period covered by each such report within six months after receipt of such report (such six month period being called the “Audit Period”) by delivering a notice of its intention to perform such audit to Landlord. If, as a result of such audit, Tenant believes that it is entitled to receive a refund of any Additional Rent paid by Tenant in respect of Operating Costs, Insurance Costs, and/or Taxes, Tenant shall deliver to Landlord, no later than 60 days after expiration of the Audit Period, a notice demanding such a refund, together with a statement of the grounds for each such demand and the amount of each proposed refund. The cost of any such audit shall be paid by Tenant, except that, if it is established that the Additional Rent in respect of Operating Costs, Insurance Costs and Taxes charged to Tenant for the period in question was overstated by more than five percent (5%), the reasonable cost of such audit shall be paid or reimbursed to Tenant by Landlord. An overstatement shall not be deemed to exist due to a Refund, unless Landlord fails to pay or credit Tenant for Tenant’s Share of the Refund. Any audit may be conducted only by (a) Tenant’s regular employees and/or (b) a reputable consultant with at least 10 years’ experience in performing such audits whose compensation is not, directly or indirectly, contingent in whole or in part on the results of the audit; provided that is any such audit is performed by CyberLease, LLC, the compensation of CyberLease, LLC may be contingent on the results of the audit. Landlord hereby agrees and acknowledges that such audits may be conducted by CyberLease, LLC. If Landlord determines that a report previously furnished by Landlord was in error, Landlord may furnish a corrective or supplemental report to Tenant within 12 months after the original report was furnished, and if such corrective or supplemental report results in increased Additional Rent, the Audit Period for the year covered by such report shall be extended for six months after Landlord furnishes the corrective or supplemental report. If Landlord bills Tenant for any Tenant’s Utility Costs pursuant to Section 4.6 on an estimated basis, then the annual calendar year reconciliation reports furnished by Landlord to Tenant with respect to Operating Costs and Insurance Costs as provided for above shall also cover such Tenant’s Utility Costs for the applicable calendar year, and the rights and obligations of the parties with respect to such Tenant’s Utility Costs shall be the same as are provided for above in this Section 4.7 with respect to Operating Costs and Insurance Costs.
     Section 4.8 Provisions Relating to Cafeteria and Fitness Facility .
          (a) Operation of Cafeteria and Fitness Facility. Landlord shall use commercially reasonable due diligence to cause the Cafeteria and the Fitness Facility to be open for their intended purposes as Common Areas at all times during the Lease Term. If either the Cafeteria or the Fitness Facility is not open for its intended purposes as Common Areas at any point during the Lease Term, other than for temporary closings due to renovation, change of operator or casualty, then, for the period of time during the Lease Term that the Cafeteria or the Fitness Facility is closed, the Additional Rent payable by Tenant in respect of Taxes, Insurance Costs and Operating Costs shall be reduced by $0.50 per square foot per year. The operation of the Cafeteria and the Fitness Facility shall be subject to such reasonable rules and regulations, including rules and regulations as to operating hours, that Landlord or the operators may establish from time to time, provided that the operating hours for the Cafeteria and the Fitness Facility shall be at least the applicable minimum operating hours provided for below. Subject to adjustment as provided for below, the minimum operating hours for the Cafeteria shall be 7:00 a.m. to 3:00 p.m. on Business Days, and the Fitness Facility shall accessible by card access 24 hours per day. Landlord may, from time to time during the Lease Term, and after consultation with Tenant, adjust the minimum operating hours for the Cafeteria and the Fitness Facility based on a consideration of all relevant factors, provided that the minimum operating hours for the Cafeteria and the Fitness Facility shall not be reduced so as to deprive Tenant of the intended benefit of the availability of the Cafeteria for breakfast and lunch on Business Days and the intended benefit of the availability of the Fitness Facility for a reasonable time before, during, and for a reasonable time after normal business hours on Business Days.
          (b) Operators. Landlord shall competitively bid each of the contract for the operation of the Cafeteria, the contract for the operation of the Fitness Facility, and any other material contracts for services relating exclusively to the Building to at least three service providers, and Tenant may specify service providers to be permitted to bid for the operation of each. Tenant may review all bids for the operation of each of the Cafeteria and the Fitness Facility and any such other services, Landlord shall consult with Tenant in reviewing such bids, and each bid selected by Landlord shall be subject to Tenant’s consent, not to be unreasonably withheld, conditioned or delayed. The above provisions regarding selection of the operators for the Cafeteria and the Fitness Facility and such other services shall apply each time a new operator is selected, but, in the absence of reasonable objection by Tenant, Landlord may negotiate extensions of contracts, and new contracts, with then current operators that were selected in accordance with such provisions, without again complying with such provisions.

ARTICLE V
USE OF PREMISES
     Section 5.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use. Landlord represents to Tenant that the Permitted Use is permitted under applicable zoning laws. Tenant shall have the right to access the Premises 24 hours per day, seven days per week.
     Section 5.2 Restrictions on Use. Tenant shall use the Premises in a safe and proper manner, shall not commit or suffer any waste on or about the Project, and shall not make any use of the Project that is prohibited by or contrary to any Legal Requirements or the Declaration, or that would cause a public or private nuisance. Tenant, at its own expense, shall obtain any and all permits, approvals and licenses necessary for use of the Premises, except that Landlord shall obtain all building permits and approvals required for the Base Building Work and, if Landlord manages the Tenant Improvements Work pursuant to Section 3.3, all building permits and approvals required for the Tenant Improvements Work and a certificate of occupancy for the Premises. Tenant shall not overload the floors or other structural parts of the Building; and shall not commit or suffer any act or thing on the Project that is illegal, dangerous, or that unreasonably disturbs other tenants. Tenant shall not do or permit to be done any act or thing on the Project that will invalidate or be in conflict with any insurance policies, or that will increase the rate of any insurance, covering the Building or any of the Other Buildings. If, because of Tenant’s failure to comply with the provisions of this Section or due to any use of the Premises or activity of Tenant in or about the Project, the Insurance Costs are increased, Tenant shall pay Landlord the amount of such increase. Tenant shall cause any fire lanes located within the Project to be kept free of all parking associated with its business or occupancy. Tenant shall conduct its business at all times so as not to unreasonably annoy or be offensive to other tenants and occupants of the Project. Tenant shall not permit the emission of any objectionable noise or odor from the Premises and shall at its own cost install such extra sound-proofing or noise control systems and odor control systems, as may be needed to eliminate noise, vibrations and odors, if any, emanating from the Premises being heard, felt or smelled outside the Premises. Tenant shall not place any file cabinets, bookcases, partitions, shelves or other furnishings or equipment in a location that blocks any windows.
     Section 5.3 Hazardous Materials .
          (a) Tenant (i) will not conduct any activity on the Premises that will use or produce any Hazardous Materials, except for such activities that are both (1) part of the ordinary course of Tenant’s business activities and (2) conducted in accordance with all Environmental Laws; (ii) will not use the Premises in any manner for the storage of any Hazardous Materials except for storage of such materials that are both (1) used in the ordinary course of Tenant’s business and (2) properly stored in a manner and location satisfying all Environmental Laws; (iii) will not install any underground tanks of any type; and (iv) will not permit its Invitees to introduce any Hazardous Materials onto the Premises, except in the ordinary course of Tenant’s business and in compliance with all Environmental Laws. If any Hazardous Materials are introduced on the Premises in violation of the above provisions of this Section, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Lease Term the Premises are found to be so contaminated or subject to such conditions as a result of Tenant’s failure to comply with the foregoing provisions, then, to such extent, Tenant shall defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant or its Invitees. Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an “MSDS”) was issued by the producers or manufacturers thereof, together with copies of the MSDS’s for such materials, and shall deliver such list and MSDS copies to Landlord upon Landlord’s written request therefor. Except for Hazardous Materials that were released, existed in, on or near the Premises as of the Commencement Date, Tenant shall remove all Hazardous Materials from the Premises in a manner acceptable to Landlord before the earlier of the date Tenant vacates the Premises or the date Tenant’s right to possess the Premises ends. Landlord may, upon reasonable advance written notice to Tenant, enter the Premises and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable due diligence to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Materials in violation of the above provisions of this Section or that Tenant has not complied with the requirements of this Section, in which case Tenant shall reimburse Landlord for the reasonable cost thereof within 30 days after Landlord’s request therefor together with reasonable and customary back-up documentation.
          (b) Prior to the execution of this Lease, Landlord has furnished to Tenant copies of the environmental assessment reports and related documents identified as Exhibit H. Landlord represents to Tenant that, except as may be disclosed in the environmental assessment reports and related documents identified in Exhibit H, Landlord has not received any written notice, demand, claim, citation, complaint, request for information or similar communication with respect to, and does not otherwise have actual knowledge of, the existence of Hazardous Materials at the Project in violation of Environmental Laws. Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible, and Landlord hereby indemnifies and holds Tenant harmless from and against any and all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from any release or threat of release or the presence or existence of Hazardous Materials at the Project if caused by Landlord or persons acting under Landlord or if existing at the Project prior to the Commencement Date. Without limiting the foregoing, in the event any Hazardous Materials are discovered at the Project during the excavation or construction process, Landlord shall, at Landlord’s sole cost and expense, promptly take all such necessary action to ensure that the Project complies with all applicable Environmental Laws. Notwithstanding anything to the contrary in this Lease, Landlord shall not place an Activity and Use Limitation on the Project or any part thereof that would impair Tenant’s right to use the Premises for the Permitted Use.
     Section 5.4 Outside Equipment. At no additional rent to Tenant, but otherwise at Tenant’s cost, Tenant shall have the right to install and maintain Outside Equipment on the roof of the Building and/or on the Land for Tenant’s use in connection with Tenant’s business (provided that Tenant shall not be permitted to make any penetrations of the roof nor any alterations or installations that, in Landlord’s reasonable judgment, could invalidate or otherwise adversely affect any roof warranty), subject to (a) Legal Requirements, (b) the terms and conditions of this Lease (including, but not limited to, Section 5.2 and Article VII), and (c) Landlord’s written approval, not to be unreasonably withheld, of the location of such Outside Equipment, together with the plans and specifications therefor. Tenant may not allow any third parties to use any Outside Equipment installed by Tenant.
     Section 5.5 Management. Until and unless Tenant exercises its option to manage the Premises pursuant to this Section 5.5, Landlord shall manage the Building and the Operating Costs shall include a property management fee equal to 1.75% of gross rents. Tenant shall have the option, by not less than 30 days’ prior written notice given to Landlord at any time after the end of the third Lease Year that an Event of Default does not exist, to self-manage the Premises or to engage a third party property management company (a “Third Party Manager”) selected by Tenant to manage the Premises; provided that either prior to giving such notice or after giving such notice and prior to Tenant’s commencement of self-management or engagement of a Third Party Manager, Tenant shall meet with Landlord and give Landlord a full and fair opportunity to persuade Tenant to continue Landlord’s management of the Premises. Any Third Party Manager engaged by Tenant, and the property management agreement pursuant to which such Third Party Manager is engaged, shall be subject to the prior written approval of Landlord, which Landlord will not unreasonably withhold, condition or delay. Without limiting the generality of the immediately preceding sentence, any property management agreement by Tenant and a Third Party Manager shall require the Third Party Manager to manage the Premises consistent with the operation of a “Class A” office building in the Boston metropolitan area and otherwise in accordance with Tenant’s obligations under this Lease and, in the event Tenant elects to self-manage the Premises, Tenant shall do so consistently with the operation of a “Class A” office building in the Boston metropolitan area and otherwise in accordance with Tenant’s obligations under this Lease. If any Third Party Manager or Tenant (if Tenant has elected to self-manage the Premises), fails to manage the Premises consistent with the operation of a “Class A” office building in the Boston metropolitan area and otherwise in accordance with Tenant’s obligations under this Lease, Landlord may, in addition to any other remedies available to Landlord, after written notice to Tenant and a reasonable opportunity to cure, require Tenant to replace the Third Party Manager with another Third Party Manager in accordance with the above provisions of this Section or to cease self-managing the Premises (if Tenant has elected to do so) and to engage a Third Party Manager in accordance with the above provisions of this Section. At any time that the Premises are being self-managed by Tenant or are being managed by a Third Party Manager pursuant to this Section 5.5, Operating Costs shall not include the property management fee of 1.75% of gross rents provided for in the definition of Operating Costs.
ARTICLE VI
LANDLORD’S SERVICES
     Section 6.1 Landlord’s Services. Landlord shall furnish to the Building the services set forth below in this Section, subject to the conditions stated in this Lease. The cost of certain of these services are to be (i) paid by Tenant, as provided in this Lease, or (ii) included in Operating Costs, Insurance Costs or Taxes, as applicable.
          (a) Building. Landlord shall maintain and keep in good condition and repair and replace, as needed, the exterior and structure of the Building, including the roof and roof structure, the mechanical elements of the Building, and the utility lines and systems outside the Building (except to the extent those utility lines or systems are the property or responsibility of the applicable utility company).
          (b) Systems. Subject to Tenant’s obligations under Section 7.4, Landlord shall operate, maintain, repair and replace, as needed, the heating, ventilating and air conditioning system, the plumbing system and the electrical system of the Building. Landlord shall provide heating and air conditioning services to the Premises to heat and cool the Premises at temperatures in accordance with ASHRAE standards.
          (c) Water and Sewer. Cold and hot water at standard Building temperatures will be available for ordinary drinking, cleaning, sanitary and lavatory purposes. If Tenant requires or uses water for any purpose in addition to such ordinary purposes, Landlord may install a water meter at Tenant’s expense and thereby measure Tenant’s water consumption. Tenant shall pay Landlord, as Additional Rent, within 30 days after receipt of invoice and supporting documentation therefor, the cost of all water consumption so metered, including without limitation any and all sewer rents, taxes or levies assessed by any governmental authority or utility in connection with metered consumption. Such meter and installation equipment shall be maintained in good working order and repair at Tenant’s expense. Any water or sewer services charged directly to Tenant or other tenants of the Building shall not be included in Operating Costs.
          (d) Elevators. Landlord will provide four automatic operatorless elevators in the Building (three passenger elevators and one freight elevator). Tenant shall have 24 hours per day access to the freight elevator and freight loading dock at no additional cost.
          (e) Common Areas. Landlord shall provide heating and air conditioning for the Common Areas inside the Building during business hours. Landlord shall clean, provide lighting, repair, maintain and provide janitorial services for the Common Areas including, to the extent reasonable, the Parking Areas, in order to maintain the Common Areas. Notwithstanding the above, any damage to the Common Areas or Common Facilities caused by any of Tenant’s Invitees shall be the sole responsibility of Tenant.
          (f) Waste Removal. Landlord shall provide or arrange for ordinary and reasonable waste removal services for the Building.
          (g) Janitorial Services. Landlord shall supply routine janitorial services for the Premises, as described in Exhibit I hereto, and Common Areas of the Building. Such services may be revised from time to time by Landlord in its commercially reasonable discretion.

          (h) Taxes. Landlord shall pay or cause to be paid all Taxes levied upon or with respect to the Project.
          (j) Insurance. Landlord shall procure and maintain, or cause to be procured and maintained, in full force and effect, fire, casualty and extended coverage insurance with respect to the Project, with vandalism and malicious mischief endorsements (which insurance shall be on a 100% replacement cost basis, adjusted at least annually to account for increases in the replacement cost), liability insurance with respect to the Common Areas, not more than two years of rent loss insurance and such other insurance upon or with respect to the Project as Landlord and/or Other Landlords reasonably determine to be necessary and/or appropriate (and as may be customarily carried by prudent landlords of similar property in the City of Cambridge) or is required by Landlord’s and/or Other Landlords’ lender, all with such limits of coverage as Landlord and/or Other Landlords reasonably may deem necessary and/or appropriate or their lender may require.
          (k) Shuttle Service. Landlord shall provide shuttle bus service between the Project and the Alewife MBTA Red Line Station during the morning and evening commute periods, as such periods may be adjusted by Landlord and Tenant.
     Section 6.2 Extraordinary Use. Tenant acknowledges that the services to be supplied by Landlord after occupancy by Tenant will be sufficient only for ordinary office use. Any additional capacity or structural support, as determined by Landlord, needed for uses beyond such use, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.
     Section 6.3 Interruption; Delay. Landlord shall have no responsibility or liability for failure or interruption of any repairs or services referred to in this Article VI, or for any interruption in utility services, caused by breakage, accident, strikes, repairs, inability after exercise of reasonable due diligence to obtain supplies or otherwise furnish services, or for any cause or causes beyond the reasonable control of Landlord (but Landlord, in respect of those matters for which Landlord is responsible, will use reasonable due diligence to restore such services or make such repairs as soon as possible), nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service or make such repair shall not be construed as an eviction of Tenant, nor render Landlord liable in damages, nor entitle Tenant to an abatement of Base Rent or Additional Rent, nor release Tenant from the obligation to fulfill any of its covenants under this Lease, except as provided in Articles X and XI with respect to eminent domain and damage by fire or other casualty. Notwithstanding the foregoing, in the event that (i) an interruption of an Essential Service (as said term is hereinafter defined) shall occur due to any cause other than any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or a wrongful conduct of Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than five consecutive Business Days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent and Additional Rent for each day during which such Service Interruption continues after such five Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption or if Landlord provides an alternative method of said utility delivery or access, then the amount of each daily abatement of Base Rent and Additional Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water, sewer/septic service, and electricity.
     Section 6.4 Additional Services. Should Tenant request of Landlord any services that Landlord is not obligated to provided hereunder, Tenant agrees to pay to Landlord as Additional Rent therefor Landlord’s actual costs for providing such service, plus an additional 15% of such costs as an administrative fee, within 30 days of Landlord’s billing Tenant therefor together with reasonable and customary back-up documentation.
     Section 6.5 Landlord’s Indemnity. Subject to Section 13.5, Landlord will indemnify and hold Tenant (and any and all Persons claiming by, through or under Tenant) harmless from and against all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from: (i) any breach of this Lease by Landlord or any of Landlord’s Invitees or other Person claiming by, through or under Landlord; and/or (ii) any misconduct or negligence of Landlord or any of Landlord’s Invitees, or any accident, injury or damage occurring in, on or about the Project which results or is claimed to have resulted from any misconduct or negligence of Landlord or any of Landlord’s Invitees. This indemnification and hold harmless agreement shall survive the termination of this Lease.
ARTICLE VII
CERTAIN OBLIGATIONS OF TENANT
     Section 7.1 Rent. Tenant will promptly pay the Base Rent and Additional Rent, including without limitation any and all fees, charges, expenses, fines, assessments or other sums payable by Tenant to Landlord (or to the applicable provider of utilities) at the time and in the manner provided for in this Lease, all of which shall be deemed to be obligations to pay Base Rent or Additional Rent.
     Section 7.2 Utilities. In addition to gas and electricity that are the subject of Section 4.6 and water and sewer that are the subject of Section 6.1(c), Landlord reserves the right to cause any or all of Tenant’s other utilities to be separately metered or submetered. In the event that Tenant is billed directly by a utility provider, then Tenant shall pay such bills directly to such utility provider prior to their due dates. In the event Tenant’s utility usage is separately metered or sub-metered by Landlord, Tenant shall pay the billed charges therefor (with no mark-up by Landlord) to Landlord as Additional Rent within 30 days of Landlord’s billing therefor. In the event Tenant’s utility usage is not separately metered, then, except for Tenant’s Utility Costs, Tenant shall pay for such usage as a part of the Operating Costs. Tenant agrees that its use of electric current shall never exceed the capacity of existing feeders, risers and wiring installations in the Building. Tenant shall not make or perform any alterations to wiring, installations, lighting fixtures or other electrical facilities in any manner without the prior written consent of Landlord, which Landlord will not unreasonably withhold or delay. Any risers or wiring to meet Tenant’s excess electrical requirements, if requested by Tenant and approved by Landlord, will be installed by Landlord at Tenant’s expense.
     Section 7.3 No Waste. Tenant shall not overload, damage or deface the Premises nor shall it suffer or permit the same to be done, nor shall it commit any waste.
     Section 7.4 Maintenance; Repairs; and Yield-Up.
          (a) Tenant will keep the Premises and the Patio Area neat and clean and maintain the same in good repair, condition and appearance, subject to reasonable wear and tear and damage by fire or other casualty and eminent domain. Tenant’s obligation to so maintain and repair the Premises shall apply to all of the Premises, including, without limitation, all doors, glass, fixtures, interior walls, floors, ceilings, and any building systems exclusively serving the Premises. There is excepted from Tenant’s obligations under this Section only (i) damage to such portions of the Premises not the responsibility of Tenant under this Lease and originally constructed by Landlord, and (ii) repairs and work that are otherwise the specific responsibility of Landlord hereunder. At the end of the Lease Term or sooner termination of this Lease, Tenant shall peaceably surrender and deliver up the Premises and the Patio Area to Landlord, broom clean, with all utilities safely capped, and in good repair and condition, subject to reasonable wear and tear and damage by fire or other casualty and eminent domain, and remove all signs and lettering and all personal property, goods and effects belonging to Tenant or anyone claiming through or under Tenant. Tenant shall cause all maintenance and repair work to conform to Legal Requirements. Tenant shall keep the Premises and the Patio Area clear of all filth, trash and refuse. If Tenant defaults in the performance of Tenant’s obligations under the above provisions of this

Section and, with respect to any such default other than a default existing upon termination of this Lease, Tenant fails to commence the cure of such default within 30 days after written notice by Landlord (or such shorter period reasonable under the circumstances as Landlord may specify in such written notice) or to diligently and continuously pursue the cure to completion after commencement, then Landlord will have the right (but not the obligation), without waiving any default by Tenant, to cause such obligations to be performed, giving Tenant the opportunity to have its representative observe the performance of such obligations if practical, and if Landlord causes any of such obligations to be performed as permitted above, the costs and expenses reasonably incurred by Landlord in connection therewith shall be due and payable by Tenant to Landlord as Additional Rent within 30 days of Landlord’s delivery to Tenant of an invoice therefor, together with reasonable and customary back-up documentation.
          (b) Tenant shall keep any and all Outside Equipment neat and clean and maintain any and all Outside Equipment in good repair and condition. At the end of the Lease Term or sooner termination of this Lease, Tenant shall, at Tenant’s cost, remove the Outside Equipment, repair any and all damage to the roof and other parts of the Building resulting from such removal and restore the roof and other parts of the Building damaged by the Outside Equipment to the same condition as existed prior to the installation of such Outside Equipment, reasonable wear and tear excepted.
     Section 7.5 Alterations by Tenant. Tenant will not make any change in, or addition to, the Premises without first obtaining, on each occasion, Landlord’s consent in writing as provided below (which consent shall not be unreasonably withheld, conditioned or delayed), and then only at Tenant’s expense, and in a lawful manner and upon such terms and conditions as Landlord, by such writing, shall reasonably approve, which shall include, without limitation, (a) maintenance of insurance in form and substance reasonably satisfactory to Landlord, and (b) compliance with Sections 7.9 or 7.11; provided that Landlord’s consent shall not be required for non-structural alterations costing less than $100,000.00 per alteration and costing less than $250,000.00 in the aggregate in any calendar year. Any alteration or addition shall be consistent in appearance with the rest of the Building and the Project and shall be made only after duly obtaining (and providing to Landlord copies of) all required permits and licenses from all governmental authorities. Tenant will deliver to Landlord in writing a schedule setting forth the details and location of all such proposed alterations or additions and detailed plans and specifications (to the extent customarily required with respect to such alterations or additions). The contractor(s) performing the work shall be subject to Landlord’s approval, which will not be unreasonably withheld, conditioned or delayed. All approved repairs, installations, alterations, additions or other improvements made by Tenant shall be made in a good and workmanlike manner, between such hours as reasonably approved in writing by Landlord, and in such a way that utilities will not be interrupted and other tenants and occupants of the Project will not suffer unreasonable inconvenience or interference as reasonably determined by Landlord. Unless Landlord elects otherwise at the time it grants its approval, but subject to Section 7.6, all installations, alterations, additions or improvements in or to the Premises shall be the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Lease Term or sooner termination of this Lease. If Landlord requires Tenant to remove any such installations, alterations, additions or improvements at the end of the Lease Term or sooner termination of this Lease, Landlord shall notify Tenant of such requirement at the time Landlord initially consents in writing to such installation, alteration, addition, or improvement.
     Section 7.6 Trade Fixtures and Equipment. Any trade fixtures, Outside Equipment and other equipment installed in, or attached to, the Premises by Tenant shall remain the property of Tenant. Tenant shall have the right, at any time and from time to time during the Lease Term, to remove any and all of its trade fixtures, Outside Equipment and other equipment that it may have installed in, or attached to, the Premises, during the Lease Term. In addition, prior to the end of the Lease Term or sooner termination of this Lease, Tenant shall remove all of Tenant’s trade fixtures, Outside Equipment and other equipment unless Landlord gives Tenant a written waiver for same. At any time that Tenant removes any of its trade fixtures, Outside Equipment or other equipment, Tenant shall promptly repair any damage to, or destruction of, the Building caused by such removal.
     Section 7.7 Compliance with Laws. Tenant, in its use of the Premises and at its sole expense, shall comply with all Legal Requirements, including, without limitation, all Legal Requirements related to the use, storage, discharge, release, removal or existence of Hazardous Materials. Tenant shall keep the Premises in a sanitary and safe condition in accordance with all Legal Requirements. Notwithstanding the foregoing, Tenant shall not be responsible (other than through Tenant’s responsibility for Tenant’s Building Share of Building Operating Costs and Tenant’s Project Share of Project Operating Costs, to the extent applicable) for compliance with any Legal Requirement requiring structural repairs, repairs to improvements located outside of and not exclusively serving the Premises, or the installation of new building equipment such as sprinklers, unless the need for such compliance arises from the Tenant Improvements Work or any other work or alterations performed for or on behalf of Tenant, Tenant’s particular manner of use of the Premises, or Tenant’s negligence.
     Section 7.8 Contents at Tenant’s Risk. All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind that may be on or about the Premises, including but not limited to any Outside Equipment, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, no part of such loss or damage shall be charged to or borne by Landlord. Tenant shall maintain full and adequate insurance coverage on all of its property at the Premises, including physical damage, theft and business interruption insurance, or Tenant shall be a self-insurer thereof, in which case Tenant shall so advise Landlord in writing and shall be fully responsible for all such damage, and shall indemnify and save harmless Landlord from any loss, cost, expense, damage or liability resulting from Tenant’s failure to have such insurance. Such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord, or shall name Landlord as an additional insured for the sole purpose of preventing a subrogation claim against Landlord. If Tenant is a self-insurer, in whole or in part, Landlord shall be entitled to the same benefits it would have enjoyed had insurance covering the loss in full with a waiver of subrogation clause been in effect, or as if Landlord had been named on insurance covering the loss in full as an additional insured for the purpose of preventing a subrogation claim.
     Section 7.9 Indemnification and Insurance. Subject to Section 13.5, Tenant will indemnify and hold Landlord (and any and all Persons claiming by, through or under Landlord) harmless from and against all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from: (i) any breach of this Lease by Tenant or any of Tenant’s Invitees or other Person claiming by, through or under Tenant; and/or (ii) any misconduct or negligence of Tenant or any of Tenant’s Invitees, or any accident, injury or damage occurring in, on or about the Project which results or is claimed to have resulted from any misconduct or negligence of Tenant or any of Tenant’s Invitees. This indemnification and hold harmless agreement shall survive the termination of this Lease.
     From the commencement of any pre-term occupancy by Tenant, and thereafter during the Lease Term and any period of holding over, Tenant shall maintain in full force and effect a policy of commercial general liability insurance under which Landlord (and its designees) and Landlord’s mortgagee(s) are named as additional insureds. Each such policy shall be non-cancelable with respect to Landlord without 30 days prior written notice to Landlord, and Tenant shall deliver to Landlord prior to any pre-term occupancy, prior to the Commencement Date and thereafter at least 30 days prior to the expiration of any then effective coverage a satisfactory written certificate of insurance coverages or the renewal or replacement of such coverages. The minimum limits of liability of such insurance shall be $1,000,000.00 combined single limits for bodily injury and property damage, each occurrence, and $1,000,000.00 limits for personal injury, together with an overall umbrella coverage of an additional $4,000,000.00, which minimum limits shall be subject to adjustment from time to time during the Lease Term (but, absent extraordinary circumstances, not more frequently than once every three (3) years) by Landlord in its commercially reasonable discretion. Tenant shall not permit any contractor to do any work at or furnish any materials to be incorporated into the Premises, whether or not included in Tenant’s Work, without first delivering to Landlord satisfactory evidence of the Contractor’s commercial general liability insurance, worker’s compensation insurance and automobile insurance, each reasonably acceptable to Landlord and complying with any insurance specifications provided by Landlord. All insurance requirements imposed upon Tenant or its contractors under this Lease shall be subject to the further requirement that the forms of coverage and the insurers providing the insurance be licensed in the Commonwealth of Massachusetts, be in sound financial condition, carry an A- or better Best’s rating, and be reasonably acceptable to Landlord. Landlord shall not be responsible or liable to Tenant, or to Persons claiming by, through or under Tenant, for any loss or damage caused by the acts or omissions of Persons occupying or using any part of the Project, provided that the foregoing shall not exculpate Landlord, Landlord’s Invitees, or other Persons claiming by, through or under Landlord from its or their own willful misconduct or negligence.
     Section 7.10 Landlord’s Access. Landlord and its representatives shall have the right without charge to it and without reduction in Base Rent or Additional Rent, upon 24 hours’ prior notice, at reasonable times and in such manner as shall not unreasonably interfere with Tenant’s business, to enter the Premises for any reasonable purpose (including, without limitation, showing the Premises to prospective purchasers, tenants and lenders; provided, however, that the Premises may only be shown to prospective tenants during the last 14 months of the Lease Term and during the pendency of any Event of Default hereunder) and to make entry for the purpose of investigating repair or maintenance problems and to make such repairs or changes as Landlord deems advisable (subject to the terms and conditions hereof and only to the extent required or permitted hereunder), and to maintain, use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other Landlord’s fixtures serving or to serve the Premises or other parts of the Project (that shall be installed above ceilings, behind walls, along existing columns, or in other areas that do not interfere with Tenant’s business or use of the Premises), or to maintain or repair any portion of the Project, and, in case of an emergency, whether resulting from circumstances in the Premises or elsewhere on the Project, Landlord or its representatives may enter the Premises (forcibly, if necessary) at any time to take such measures as reasonably may be needed to cope with such emergency. Such access shall include, but not be limited to, the right to open floors, walls, ceilings, and building systems for the foregoing purposes. Other than where impractical in case of an emergency, Landlord shall give Tenant reasonable opportunity to have a Tenant’s representative accompany Landlord during any access to the Premises by Landlord pursuant to this Section.
     Section 7.11 No Liens. Tenant shall not permit any mechanics’, laborers’ or materialmen’s liens to stand against any portion of the Project or Tenant’s interest in the Premises, this Lease, or the estate created hereby for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed in or on the Premises by or at the direction or sufferance of Tenant. Tenant shall pay the underlying charges, bond against or discharge any construction lien within 30 days after receipt of a written request therefor by Landlord. The failure of Tenant to pay the underlying charges, bond against or discharge any construction lien within such 30 day period will carry with it the same consequences as failure to pay any installment of Base Rent.
     Section 7.12 Compliance with Rules and Regulations. Tenant and its Invitees shall comply with the Rules and Regulations. Landlord and Other Landlords may, in their commercially reasonable discretion, from time to time modify the Rules and Regulations, provided that such modification is not inconsistent with Tenant’s rights under this Lease and does not materially adversely affect Tenant’s operations at the Premises, and waive any one or more of the Rules and Regulations in the case of any one or more tenants. Landlord shall enforce the Rules and Regulations, if at all, in a non-discriminatory manner.
ARTICLE VIII
SUBLETTING AND ASSIGNMENT
     Section 8.1 Subletting and Assignment.
          (a) Except as otherwise provided below, Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by third party users, such as concessionaires, without, on each occasion, obtaining Landlord’s prior written consent thereto. Landlord will not unreasonably withhold, condition or delay its consent to an assignment of this Lease or sublease of all or any part of the Premises under the circumstances described in Section

8.1(b)(i), and Landlord’s consent to an assignment of this Lease or a sublease of the Premises to a Permitted Transferee under the circumstances described in Section 8.1(b)(ii) shall not be required; otherwise, the consent of Landlord to an assignment, sublease or other transaction covered by this Section 8.1(a) will be within Landlord’s sole discretion. As used herein, the term “assign” or “assignment” shall be deemed to include, without limitation: (i) any transfer of Tenant’s interest in this Lease by operation of law or the merger or consolidation of Tenant with or into any other firm or corporation; or (ii) the transfer or sale of a controlling interest in Tenant (whether in a single transaction or a series of transactions) and whether by sale of its capital stock or otherwise, other than by reason of a sale of a portion of the capital stock of Tenant to raise capital that does not result in a change in the day-to-day control of Tenant.
          (b) (i) Landlord will not unreasonably withhold or delay its consent to any assignment of this Lease or any sublease of all or any part of the Premises, so long as (A) the assignment or sublease will not violate the terms of the Declaration; (B) the assignee or subtenant and its proposed use is of a character consistent with the Project; (C) the assignee’s or subtenant’s proposed use is permitted under the terms of this Lease; (D) the assignee or subtenant is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (E) Tenant pays to Landlord all of Landlord’s reasonable expenses arising out of such assignment or sublease, including, without limitation, reasonable attorneys’ fees; (F) there does not then exist an Event of Default; (G) each of Landlord’s mortgagees has consented in writing to such assignment or sublease if such mortgagee’s consent is required pursuant to the terms of the applicable financing documents; (H) if a sublease, there would not be more than two occupants (including Tenant and any subtenant) on any floor of the Building (excluding the operators of the Cafeteria and the Fitness Facility on the first floor of the Building); and (I) if a sublease, the proposed sublease prohibits any assignment of the sublease or any sub-sublease of any portion of the Premises without the prior written consent of Landlord. Tenant acknowledges and agrees that Landlord’s withholding of consent to (x) a proposed sublease of part of the Premises to another tenant of the Project when Landlord then has available for lease to such tenant similar space in the Project, (y) a proposed sublease of all or part of the Premises to another tenant of the Project such that the aggregate space in the Premises subleased by Tenant to other tenants of the Project exceeds 35,000 square feet, or (z) an assignment of this Lease to another tenant of the Project, shall be reasonable.
               (ii) Notwithstanding anything herein to the contrary, Tenant may, upon written notice to, but without the requirement of consent by, Landlord, assign this Lease or sublease the Premises or a portion thereof to a Permitted Transferee, so long as: (1) the Permitted Transferee is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; and (2) no Event of Default will be created as a result of the proposed assignment or the proposed use by the Permitted Transferee. Landlord acknowledges and agrees that the Premises may be occupied by one or more entities, which is or are a subsidiary, parent or affiliate of Tenant (“Affiliate”), pursuant to occupancy agreement(s) or license agreement(s) entered into by Tenant and such Affiliate, and Landlord agrees that the execution of such agreement(s) will not be deemed to be an assignment of this Lease or sublease of the Premises under the terms of this Lease.
          (c) In the event of any permitted assignment of this Lease or sublease of all or any part of the Premises by Tenant, except in the case of an assignment to a Permitted Transferee in circumstances where Tenant ceases to exist, Tenant shall be jointly and severally liable with the new tenant for the payment of any and all Base Rent and Additional Rent that may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder. Except in the case of an assignment or sublease to a Permitted Transferee, Tenant shall also pay to Landlord 50% of any Sublease Profit, as defined in Section 8.1(d), as and when received by Tenant. No such assignment or sublease shall be valid or effective unless and until (i) the new tenant and Tenant execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, pursuant to which inter alia, such new tenant (A) assumes all of the obligations of Tenant under this Lease, (B) if a sublease, agrees to execute and deliver such estoppel certificates and subordination agreements in the same forms as Landlord may require of Tenant under this Lease, (C) if a sublease, acknowledges that Landlord has no obligations to new tenant under this Lease, the sublease or otherwise and (D) agrees to maintain the same insurance coverages as the insurance coverages that Tenant is required to maintain under this Lease and to provide evidence thereof to

Landlord in accordance with the terms of this Lease; and (ii) the new tenant delivers to Landlord evidence of the insurance coverages required to be maintained by such new tenant under the agreement referenced in clause (i) above. No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of Tenant’s interest herein shall operate to release or affect Tenant’s obligations hereunder.
          (d) As used in Section 8.1(c), “Sublease Profit” means: (i) in the case of a sublease of all or any part of the Premises, the amount, if any, by which (A) the rent (including base rent and additional rent) under the sublease exceeds (B) the sum of (I) the Base Rent and Additional Rent under this Lease for the Premises (or part of the Premises) subject to the sublease, determined on a per square foot basis, plus (II) the amortization of the Tenant Improvements Costs for the Premises (or part of the Premises) subject to the sublease, determined on a per square foot basis and on the basis of straight-line amortization over the Initial Term, plus (III) to the extent that the costs of the sublease would be capitalized under GAAP, the amortization of such costs determined on a straight-line basis over the term of the sublease, plus (IV) the costs of the sublease that would not be capitalized under GAAP and have not previously been applied to reduce or offset Sublease Profit; and (ii) in the case of an assignment of this Lease, the amount, if any, by which (A) any amount paid by the assignee to Tenant for the assignment exceeds (B) the sum of (I) the unamortized Tenant Improvements Costs as of the date of the assignment, determined on the basis of straight-line amortization over the Initial Term, plus (II) the costs of the assignment. Sublease Profit shall be determined with respect to a sublease upon each payment of rent under the Sublease. Sublease Profit shall be determined with respect to an assignment upon the assignment.
          (e) Tenant shall not enter into any arrangements with any subtenant or assignee to circumvent, or that have the effect of circumventing, (i) Tenant’s obligation to share rents received from a sublease or assignment or (ii) any other provisions of this Article VIII.
ARTICLE IX
RIGHTS OF MORTGAGEES AND GROUND LESSORS; ESTOPPEL CERTIFICATES
     Section 9.1 Subordination to Mortgages and Ground Leases.
          (a) Generally. Tenant agrees that, subject to the contrary election of a mortgagee or ground lessor as provided in Section 9.2, this Lease is and shall be and remain subordinate to the lien of any present or future mortgage or mortgages, or ground lease, encumbering Parcel 200 and/or the Building, irrespective of the time of execution or time of recording of any such mortgage or mortgages, or ground lease, and to all renewals, extensions, and modifications therefor or amendments thereto; provided that as a condition to such subordination to any present or future mortgage or ground lease, the mortgagee or ground lessor must agree not to disturb Tenant’s possession of the Premises pursuant to the terms of this Lease so long as no Event of Default exists. Tenant agrees that it will, upon ten Business Days’ advance written request from Landlord or any holder of a mortgage on the Building or all or a portion of the Project or the ground lessor thereof, execute, acknowledge, and deliver any and all instruments in commercially reasonable form reasonably deemed necessary or desirable by Landlord or such holder to give effect to, or notice of, such subordination, provided that such subordination includes a non-disturbance agreement for the benefit of Tenant on commercially reasonable terms and conditions, which Tenant shall negotiate in good faith. The above provisions of this Section 9.1(a) shall not apply to the Original Ground Lease (to which the SNDA Agreement referenced in Section 9.1(b) shall apply) or to the mortgage securing the Construction Loan (to which the SNDA Agreement referenced in Section 9.1(c) shall apply).
          (b) Contemporaneous SNDA Agreement. Tenant shall, contemporaneously with the execution of this Lease, enter into an SNDA Agreement with Ground Lessor in the form of Exhibit J.
          (c) SNDA Agreement – Construction Loan. Landlord anticipates that, in connection with closing the Construction Loan, the mortgagee will require, and Landlord will request of Tenant, an SNDA Agreement. As provided in Section 2.8(c), Landlord shall use commercially reasonable efforts to negotiate with the mortgagee for an SNDA Agreement that satisfies Tenant’s SNDA Requirements. If the mortgagee under the Construction Loan requires an SNDA Agreement that does not satisfy Tenant’s SNDA Requirements, Tenant may refuse to enter into such SNDA Agreement.
     Section 9.2 Lease Superior at Mortgagee’s or Ground Lessor’s Election. At the request in writing of any mortgagee or ground lessor of Parcel 200 and/or the Building, this Lease shall be deemed superior to such mortgage or ground lease, whether this Lease was executed before or after such mortgage or ground lease, and Tenant shall execute such documents to effect the foregoing in recordable form reasonably acceptable to Tenant as such mortgagee or ground lessor shall request.
     Section 9.3 Notice to Mortgagee and Ground Lessor. Upon receipt of a written request from Landlord or any holder of a mortgage on Parcel 200 and/or the Building or the ground lessor thereof, Tenant will thereafter send to any such holder copies of all notices (including, but not limited to, notices of default or termination) given by Tenant to Landlord in accordance with any provision of this Lease. In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein or any breach by Landlord of any representation or warranty of Landlord herein, any such holder may at its election cure such failure or breach for and on behalf of Landlord within 30 days from the date Tenant delivers written notice to such holder of such failure or breach, unless such failure or breach is of such a nature to reasonably require more than 30 days to cure, and then such holder shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder diligently and continuously proceeds to cure such failure or breach. In the event of any inconsistency between this Section and any similar provision in an SNDA Agreement entered into by Tenant and any mortgagee or ground lessor, the provisions of the SNDA Agreement shall be controlling.
     Section 9.4 Limitations on Obligations of Mortgagees, Ground Lessors and Successors . Tenant agrees that the holder of a mortgage or ground lease or any successor-in-interest to any of them or to Landlord shall not be: (a) bound by any payment of an installment of Base Rent or Additional Rent that may have been made more than 30 days before the due date of such installment, except to the extent any such advance payments are required under this Lease or have actually been transferred to the holder of a mortgage or ground lease or such successor in interest; (b) bound by any amendment or modification to this Lease made without the consent of the holder of a mortgage or ground lease or such successor in interest; (c) liable for any previous act or omission of Landlord (or its predecessors in interest), except for defaults of an ongoing or continuing nature of which the holder of a mortgage or ground lease or such successor in interest has written notice and has failed to cure within 30 days from the date Tenant delivers written notice to such holder or successor of such continuing default, unless such default is of such a nature to reasonably require more than 30 days to cure, and then such holder or successor shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder or successor commences such cure within such 30 day period and thereafter diligently and continuously proceeds to cure such default; (d) responsible for any monies owing by Landlord to the credit of Tenant (unless such holder or successor in interest has actually received such funds) or subject to any credits, offsets, claims, counterclaims, demands or defenses that Tenant may have against Landlord (or any of its predecessors in interest); or (e) obligated to make any payment to Tenant other than any security deposit actually delivered to the holder of a mortgage or ground lease or such successor in interest. Further, Tenant agrees that it will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the holder of such mortgage or ground lease (at such holder’s last address furnished to Tenant) and such holder shall have failed to remedy such act or omission within 30 days of such notice, unless such act or omission is of such a nature to reasonably require more than 30 days to cure, and then such holder or successor shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder or successor commences such cure within such 30 day period and thereafter diligently and continuously proceeds to cure such act or omission. The parties anticipate that the subject matter of the above provisions of this Section 9.4 will be addressed in the various SNDA Agreements to be entered into in connection with this Lease, and in the event of any inconsistency between this Section and any similar provision in an SNDA Agreement, the provisions of the SNDA Agreement shall be controlling.

     Section 9.5 Estoppel Certificates. Tenant agrees, at any time and from time to time, within ten Business Days after written request by Landlord or any holder of a mortgage on all or a portion of the Project or the ground lessor thereof, to execute, acknowledge and deliver to Landlord a statement in writing certifying that (except as may be otherwise specified by Tenant): (i) this Lease is presently in full force and effect and unmodified; (ii) Tenant has accepted possession of the Premises; (iii) any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iv) no rent under this Lease has been paid more than 30 days in advance of its due date; (v) the addresses for notices to be sent to Tenant is as set forth in this Lease or as specified in such certificate; (vi) Tenant as of the date of executing the certificate has no charge, lien or claim of offset under this Lease, or otherwise, against rents or other charges due or to become due hereunder; (vii) Tenant is not in default under this Lease; (viii) to the best of Tenant’s knowledge, Landlord is not in default of this Lease; and (ix) such other information as Landlord may reasonably request about this Lease or Tenant’s occupancy. Landlord shall, from time to time, within ten Business Days after written request by Tenant, deliver to Tenant or Tenant’s designee, an estoppel certificate stating that this Lease is presently in full force and effect and unmodified, the date to which rent has been paid, the unexpired term, and such other factual matters pertaining to this Lease as may be reasonably requested by Tenant.
     Section 9.6 Amendment of Declaration. Tenant agrees that the Declaration may be amended from time to time without the consent of Tenant, so long as such amendment does not (a) materially adversely affect the use and enjoyment of the Premises by Tenant pursuant to this Lease or Tenant’s other rights hereunder, (b) materially increase Tenant’s obligations in respect of Additional Rent, (c) further restrict Tenant’s ability to sublease or assign this Lease; or (d) change the character of the Project. Without limiting the generality of the immediately preceding sentence, the Declaration may be amended as contemplated by Section 2.2 of the Declaration in connection with the Parcel 200 Transaction and in connection with similar other transactions. All references herein to the Declaration shall be references to the Declaration as amended from time to time. Landlord shall provide Tenant with copies of any future amendments of the Declaration.
ARTICLE X
CASUALTY
     Section 10.1 Damage From Casualty.
          (a) If any portion of the Premises or the Building affecting Tenant’s use of the Premises is damaged by fire or other casualty, Tenant shall give Landlord written notice of such casualty promptly after Tenant becomes aware of such casualty. Within 60 days after Tenant gives Landlord written notice of such casualty or Landlord otherwise becomes aware of such casualty, Landlord shall notify Tenant in writing as to the period of time (beginning with the commencement of the restoration work) that a third party consultant chosen by Landlord reasonably estimates it will take to perform the restoration work that is the responsibility of Landlord as provided below (such estimated period of time being called the “Restoration Period”). If the Restoration Period exceeds 270 days, Tenant may elect to terminate this Lease upon written notice to Landlord no later than 30 days after Landlord’s notice is given. If (i) the Restoration Period exceeds 270 days but Tenant does not elect to terminate this Lease, or (ii) the Restoration Period is 270 days or less, then this Lease shall remain in full force and effect and (x) Landlord shall promptly, and with commercially reasonable due diligence, repair or rebuild so much of the Premises (and Building, as applicable) as were originally constructed by Landlord (that is, the Base Building Work) to substantially their condition immediately prior to the casualty (subject, however, to Legal Requirements then in existence) and (y) Tenant shall concurrently (to the extent practical and consistent with good construction practices) repair and restore so much of the Premises as were originally constructed by Tenant (that is, the Tenant Improvements Work and Tenant’s Work). If Landlord does not substantially complete the restoration work that is the responsibility of Landlord within 60 days after the end of the Restoration Period, subject to extension for Excusable Delay, Tenant shall have the right for the 30 days following the expiration of such period to terminate this Lease upon written notice to Landlord. Notwithstanding the above, however, the Lease shall automatically be reinstated if Landlord substantially completes the restoration work that is the responsibility of Landlord and delivers the Premises to Tenant within 30 days after Tenant’s termination notice. Furthermore, notwithstanding anything to the contrary contained herein, (I) if Landlord does not substantially complete the restoration work that is the responsibility of Landlord within 18 months after occurrence of the subject casualty, subject to extension for Excusable Delay, Tenant may, by written notice given to Landlord prior to substantial completion of such restoration work, terminate this Lease, and (II) Landlord or Tenant may terminate this Lease if (A) any casualty occurs during the last 24 months of the Lease Term (including any extension thereof) and the Restoration Period is estimated to exceed 180 days or (B) any casualty occurs during the last 12 months of the Lease Term (including any extension thereof) and the Restoration Period is estimated to exceed 90 days. If Tenant is occupying the Premises on the effective date of any termination of this Lease in accordance with this Section 10.1(a), Tenant shall thereafter have a reasonable period of time in which to vacate the Premises.
          (b) Notwithstanding any other provisions of this Section 10.1 to the contrary, Landlord may terminate this Lease by delivering written notice of termination to Tenant within 60 days after any substantial damage to or destruction of the Premises or the Building affecting Tenant’s use of the Premises (i) that is caused by any peril not covered by the insurance to be maintained by Landlord in accordance with this Lease, or (ii) if Landlord’s mortgagee or ground lessor is not obligated, and refuses, to release the insurance proceeds to pay for costs of restoration; provided that as conditions of Landlord’s right to terminate this Lease pursuant to clause (ii) above, Landlord shall have used commercially reasonable efforts to negotiate with Landlord’s mortgagee or ground lessor to obtain the release of insurance proceeds to pay for costs of restoration and, failing such release, shall have used commercially reasonable efforts to refinance the Premises on terms reasonably satisfactory to Landlord to provide the funds for restoration..
     Section 10.2 Abatement of Rent. In the event that the provisions of Section 10.1 shall become applicable, the Base Rent, Tenant’s Project Share of Project Taxes and Project Operating Costs, and Tenant’s Building Share of Building Taxes and Building Operating Costs shall be abated or reduced proportionately for the period in which, by reason of any such damage or destruction, there is material interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue (but may be adjusted from time to time based on the extent of the interference with Tenant’s operations) for the period commencing with such destruction or damage and ending with the substantial completion by Landlord of such work, repair and/or reconstruction as Landlord is required to perform hereunder.
ARTICLE XI
EMINENT DOMAIN
     Section 11.1 Right to Terminate and Abatement in Rent. In the event that the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate as of the date that Tenant is required to vacate the Premises, or such earlier date as Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Premises being taken (or if Tenant shall thereby be deprived of the access thereto or of Tenant’s Parking Allocation) so as to render the Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy, as in good faith determined by Tenant, Tenant may elect to terminate this Lease by written notice to Landlord given not more than 90 days after the date on which Tenant receives notice of the taking. Upon the giving of any such notice of termination this Lease and the Lease Term shall terminate as of the date on which Tenant shall be required to vacate any part of the Premises (or shall be deprived of such means of access thereto or of Tenant’s Parking Allocation). In the event of any such termination, this Lease shall expire as of the effective termination date as fully and completely as if such date were the date originally fixed herein for the end of the Lease Term. If this Lease does not terminate in accordance herewith, a just proportion of the rent, according to the nature and extent of the taking and the resulting permanent injury to the Premises, the means of access thereto and/or Tenant’s Parking Allocation, shall be permanently abated and a just proportion of the remainder of the Rent, according to the nature and extent of the taking, and the resultant injury sustained by the Premises, the means of access thereto and/or Tenant’s Parking Allocation, shall be abated until what remains of the Premises, the means of access thereto and the Parking Areas shall have been restored as fully as practicable for permanent use and occupation by Tenant in accordance herewith. In the event of a taking of any portion of the Building or any Other Building, Tenant’s Building Share and Tenant’s Project Share, as applicable, shall be recomputed.
     Section 11.2 Restoration. If this Lease is not terminated upon a partial taking as provided in Section 11.1, Landlord shall, with reasonable due diligence and at Landlord’s expense, restore the remainder of the Premises (or the remainder of the means of access or the Parking Areas, as the case may be), to a condition, to the extent practical, substantially the same as that immediately preceding the taking, but subject to zoning laws and building codes then in existence; provided, however, that if the available proceeds of the eminent domain award are insufficient for that purpose, Landlord shall have no obligation to expend funds in excess of said proceeds, and Landlord shall have the right to select which portions of the Project, if any, shall be restored. The term “available proceeds” means the amount of the award paid to Landlord, less cost of obtaining the same (including reasonable attorneys’ fees and reasonable appraisal fees) and less the amount thereof required to be paid to a mortgagee or ground lessor. In the event Landlord fails to commence restoration of the Project and/or the Premises within 60 days after the taking or in the event such restoration has not been substantially completed within 270 days of the taking, subject to extension for Excusable Delay, Tenant shall have the right to terminate this Lease upon 30 days’ prior written notice to Landlord.
     Section 11.3 Landlord to Control Eminent Domain Action. Except as otherwise provided herein, Landlord reserves all rights to compensation for damage to the Premises or any part thereof, or the leasehold hereby created, heretofore accrued or hereafter to accrue, by reason of any taking for public use of the Premises or any portion thereof, or right appurtenant thereto, or privilege or easement in, through, under or over the same, and by way of confirmation of the foregoing Tenant hereby assigns all rights to such damages heretofore accrued or hereafter accruing during the Lease Term to Landlord. Nothing contained in this Section 11.3 shall prevent or prohibit Tenant from filing a separate claim with the public or other taking authority in an eminent domain proceeding for (i) moving and other relocation expenses; (ii) the value of any personal property of Tenant, including, without limitation, trade fixtures, business equipment and furniture, lost or damaged as a result of such taking, and (iii) the unamortized value of the Tenant Improvements Work and Tenant’s Work for the remainder of the Lease Term (and any extensions thereof) calculated on the basis of the useful life of the leasehold improvements in accordance with GAAP.
ARTICLE XII
DEFAULT AND REMEDIES
     Section 12.1 Event of Default. As used herein, “Event of Default” means the occurrence and/or existence of any one or more of the following: (a) (i) Tenant shall fail to pay any installment of Base Rent or Additional Rent on or before the date on which the same becomes due and payable, and such failure continues for ten days after Landlord gives Tenant written notice thereof, or (ii) Landlord having given the notice specified in the foregoing clause (a)(i) to Tenant three times in any 12 month period, Tenant shall fail, on another occasion within 12 months after the first such notice, to pay any installment of Base Rent or Additional Rent on or before the date on which the same becomes due and payable; or (b) Tenant shall neglect or fail to perform or observe any of the other covenants or undertakings herein on its part to be performed or observed and such neglect or failure shall continue for 30 days after notice to Tenant; provided that if the default is other than a default under clause (a) above, or clauses (c) through (h) below, and is such that it cannot reasonably be cured within 30 days, but is reasonably susceptible of cure, such 30 day period shall be extended for such time as is reasonably necessary to cure such default, provided that Tenant commences to cure such default within said 30 day period and diligently continues to cure such default to completion; or (c) there is filed by Tenant any case, petition, proceeding or other action under any Bankruptcy Law; or (d) any other proceedings shall be instituted against Tenant under any Bankruptcy Law and not be dismissed within 60 days; or (e) Tenant shall execute an assignment of its property for the benefit of its creditors; or (f) a receiver, custodian or other similar officer for Tenant shall be appointed and not be discharged within 60 days; or (g) the estate hereby created shall be taken by execution or by other process of law and is not redeemed by Tenant within 30 days thereafter; or (h) an assignment or sublease in violation of the terms of this Lease.

     Section 12.2 Landlord’s Remedies.
          (a) Upon the occurrence of an Event of Default, Landlord may, immediately or at any time thereafter (notwithstanding any license or waiver of any former breach or waiver of the benefit hereof, or consent in a former instance), and without further demand or notice, in person or by agent or attorney, enter the Premises or any part thereof and repossess the same as of its former estate, or terminate this Lease by written notice to Tenant, and in either event expel Tenant and those claiming through or under it and remove their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedy that might otherwise be used for arrears of Base Rent or Additional Rent or breach of covenant, and upon entry or written notice of termination, or automatic termination, both as aforesaid, this Lease shall terminate and Landlord, in addition to all other remedies that it may have at law or equity, and not in limitation thereof, shall have the remedies provided in this Article XII.
          (b) If, pursuant to Section 12.2(a), Landlord terminates Tenant’s right of possession of the Premises without terminating this Lease, then Tenant shall pay to Landlord during the remainder of the Lease Term the Base Rent and Additional Rent in installments as and when the same become due and payable, subject to reduction by any rent actually received by Landlord as a result of a re-letting of the Premises (net of the reasonable and customary costs of re-letting, including remodeling costs, brokerage commissions and attorneys’ fees). Landlord shall exercise commercially reasonable due diligence to re-let the Premises to mitigate damages, and Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise for a term or terms that may, at Landlord’s option, be less than or exceed the period that would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent consistent with then-current market conditions. The good faith failure of Landlord to re-let the Premises or any part or parts thereof, or, if the Premises are re-let, the good faith failure to collect the rents due under such re-letting, shall not release or affect Tenant’s liability for damage so long as Landlord does not act arbitrarily or capriciously and exercises commercially reasonable due diligence to so re-let and/or collect such rents. Any suit brought to collect the amount of the deficiency for any month or other period shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month or period by a similar proceeding. Landlord, at Landlord’s option, may make such alterations, repairs, replacements and decorations on the Premises as Landlord in Landlord’s sole but reasonable judgment considers advisable and necessary for the purpose of re-letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder.
          (c) If, pursuant to Section 12.2(a), Landlord terminates this Lease, Tenant shall forthwith pay to Landlord as damages, in addition to all sums that were due prior to the date of such termination, a sum equal to the amount by which the Base Rent and Additional Rent for the remainder of the Lease Term exceeds the fair rental value of the Premises for the remainder of the Lease Term, discounted to present value using a then market rate of interest as reasonably determined by Landlord. For the purposes of computing damages payable pursuant to this Section 12.2(c), the Additional Rent with respect to Taxes, Insurance Costs and Operating Costs for the remainder of the Lease Term will be assumed to be the product of such Additional Rent for the most recently ended fiscal, calendar or lease year, as the case may be, times the number of years remaining of the Lease Term.
          (d) Except as otherwise expressly provided to the contrary in Section 13.9, in no event shall Tenant be liable for consequential, indirect or punitive damages.
          (e) Tenant will be responsible to Landlord for all expenses that Landlord may incur in connection with the enforcement of Landlord’s rights after an Event of Default, including, without limitation, reasonable legal expenses, attorneys’ fees, brokerage fees, and the cost of putting the Premises in good order or preparing the same for rental.
     Section 12.3 Reimbursement of Landlord. Upon the occurrence of an Event of Default, Tenant will, in addition to paying Landlord all amounts due under the terms and provisions of this Lease,

including, without limitation, Section 12.9, reimburse Landlord for all reasonable expenses incurred by Landlord in collecting such rent or in obtaining possession of, or in re-letting the Premises, or in defending any action, including expenses for reasonable counsel fees and commissions. Tenant further agrees that, if on termination of this Lease by expiration or otherwise, Tenant shall fail to remove any of its property from the Premises as provided for herein, Landlord shall be authorized in Tenant’s name and on its behalf, to cause such property to be removed and placed in storage for the account and at the expense of Tenant. All sums payable by Tenant under this Article XII shall be deemed Additional Rent.
     Section 12.4 Landlord’s Right to Perform Tenant’s Covenants. Tenant covenants and agrees that, if it shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, Landlord, in its sole discretion may after due notice to, or demand upon, Tenant, make any payment or perform any other act on the part of Tenant to be made and performed as in this Lease provided, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such rights, Landlord may pay necessary and incidental costs and expenses, employ counsel, and incur and pay reasonable attorneys’ fees. The making of any such payment or the performing of any other act by Landlord pursuant to this Article shall not waive, or release Tenant from, any obligations of Tenant in this Lease contained. All sums so paid by Landlord and all reasonably necessary and incidental costs and expenses in connection with the performance of any such act by Landlord shall, except as otherwise in this Lease expressly provided, be payable to Landlord 30 days after submission by Landlord to Tenant of an invoice therefor together with such documentation as Tenant shall reasonably require showing the actual costs incurred by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent. Whenever practicable, Landlord, before proceeding as provided in this Section, shall give Tenant notice in writing of the failure of Tenant that Landlord proposes to remedy, and shall allow Tenant such length of time as may be reasonable in the circumstances, consistent with any grace periods contained herein, but not exceeding 30 days from the giving of notice, to remedy the failure itself and, if Tenant shall not remedy the failure in the time so allowed, Landlord shall be deemed to have given “due notice” and may proceed as provided in this Section; provided that nothing in this Section shall prevent Landlord from acting without notice to Tenant in case of any emergency wherein there is danger to property or person or where there may exist any violation of Legal Requirements including but not limited to the presence of Hazardous Materials, in which event no prior notice shall be required.
     Section 12.5 Cumulative Remedies. The specified remedies to which Landlord may resort under the terms of this Lease, or under the provisions of applicable law, are cumulative and not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option contained herein shall not be construed as a waiver or a relinquishment for the future of such covenant or option. Receipt by Landlord of any Base Rent or Additional Rent payment with knowledge of the breach of any covenants hereof shall not be deemed a waiver of such breach. No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by it. In addition to the other remedies provided in this Lease, Landlord shall be entitled to restraint by injunction of any violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease.
     Section 12.6 Expenses of Enforcement. Tenant agrees to pay all reasonable expenses and reasonable attorneys’ fees incurred by Landlord in enforcing any obligation or any remedies hereunder including, without limitation, in connection with collection of Base Rent or Additional Rent, recovery by Landlord of the Premises, or in any litigation in which Landlord shall become involved by reason of any act or negligence of any of Tenant’s Invitees or any breach of this Lease by Tenant. Landlord agrees to pay all reasonable expenses and reasonable attorneys’ fees incurred by Tenant in enforcing any obligation or any remedies hereunder including any litigation in which Tenant shall become involved by reason of any act or negligence of Landlord or any of Landlord’s Invitees or any breach of this Lease by Landlord.

     Section 12.7 Landlord’s Default. Landlord shall not be deemed to be in default hereunder unless such default shall remain uncured for more than 30 days following written notice from Tenant to Landlord specifying the nature of such default, or such longer period as may be reasonably required to correct such default (provided that Landlord has commenced such cure within such 30 day period and is diligently and continuously prosecuting the same to completion). Landlord’s liability to keep, maintain, and repair shall always be limited to the cost of making such repair or accomplishing such maintenance or repair. In no event whatsoever shall Landlord be liable for consequential, indirect or punitive damages. The provisions of this Section are further subject to the provisions of Articles X and XI dealing with eminent domain and fire and other casualty, and Section 6.3 dealing with interruption of services. If Landlord fails to cure any default by Landlord within the period provided above in this Section, Tenant may give Landlord an additional written notice confirming that the default has not been cured and that Tenant intends to cure such default, and, if Landlord fails to cure such default within ten days after such notice, Tenant may, without waiving the default, take such steps as are reasonably appropriate to cure the default. The actual, direct and reasonable cost of Tenant’s performance in order to cure a default by Landlord in the performance of Landlord’s obligations hereunder shall be due and payable 30 days after submission by Tenant to Landlord of an invoice therefor together with such documentation as Landlord shall reasonably require showing the actual costs incurred by Tenant. In the event of an emergency (being defined as an imminent threat of injury to persons or damage to Tenant’s equipment, inventory or other property at the Premises), Tenant shall have the right to make such temporary, emergency repairs as may be reasonably necessary to prevent such damage to the equipment, inventory or property of Tenant situated in the Premises, or such injury to persons, without prior notice, but upon contemporaneous notice, to Landlord. Landlord shall reimburse Tenant for the reasonable, out-of-pocket costs actually incurred by Tenant in making such emergency repairs to the Premises within 30 days after submission by Tenant to Landlord of an invoice therefor together with such documentation as Landlord shall reasonably require showing the actual costs incurred by Tenant. In the event of any dispute between Landlord and Tenant over Tenant’s right to reimbursement by Landlord hereunder, either party may submit such dispute to binding before a single disinterested arbitrator having not less than ten (10) years experience in the operation, maintenance and leasing of commercial real estate to be selected and held by the American Arbitration Association in Boston, Massachusetts in accordance with its rules and regulations then in effect. Landlord and Tenant agree to use diligent good faith efforts to complete the arbitration within 30 days following the submission of such dispute to arbitration. The determination of the arbitrator shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction. The party which does not prevail in the arbitration as determined by the arbitrator shall pay for the arbitrator and related costs of the arbitration (but not the attorneys’ fees of the prevailing party). In the event that Tenant prevails in such arbitration proceeding and Landlord fails to reimburse Tenant within 30 days of the arbitrator’s determination, Tenant shall have the right to deduct the amounts found to be owing from Landlord to Tenant against the Base Rent and Additional Rent next coming due until such cost is fully recovered. In no event shall Tenant have the right to terminate this Lease by reason of a default by Landlord, except as expressly provided herein.
     Section 12.8 Limitation of Landlord’s Liability. The obligations of Landlord hereunder shall be binding upon Landlord and each succeeding owner of Landlord’s interest hereunder only during the period of such ownership, and Landlord and each succeeding owner shall have no liability whatsoever except for its obligations during each such respective period. Tenant hereby agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the Premises or Tenant’s use and occupancy of the Premises or the Common Areas, or the remainder of the Project, whether at law or in equity, shall be satisfied out of Landlord’s equity in the land and buildings then comprising the Project to the extent then owned by Landlord and such succeeding owner, and further agrees to look only to such assets (or proceeds thereof) and to no other assets of Landlord, or such succeeding owner, for satisfaction. No Person executing this Lease on behalf of Landlord, or any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of Landlord, or any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of any subsequent Landlord shall have any personal liability hereunder.

     Section 12.9 Late Payment and Administrative Expense. If Tenant shall fail to pay Base Rent, Additional Rent or other charges after the same become due and payable under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the lesser of (a) a per annum rate equal to 2% plus the Prime Rate in effect on the day the payment became due and subject to change thereafter or (b) the maximum rate permitted by applicable law (“Interest Payment”); provided that Landlord shall not be required to give Tenant written notice of nonpayment as a condition of Landlord’s right to charge the Interest Payment more than two times in any Lease Year. In addition, if Landlord is required to redeposit any check that is returned for insufficient funds or if Tenant shall fail to pay Base Rent, Additional Rent or other charges on or before the date on which the same become due and payable, then Tenant shall also pay to Landlord upon demand an administrative expense charge (“Administrative Expense”) of $250.00. The provisions herein for Interest Payment and Administrative Expense shall not be construed to relieve Tenant of the obligation to pay Base Rent, Additional Rent and all other charges when due under this Lease and shall be in addition to and not in limitation of Landlord’s other remedies as provided for in this Lease.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
     Section 13.1 Brokers. Each party represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Lease other than officers, employees and attorneys of Landlord and/or Tenant and the Brokers. Each party shall indemnify and save harmless the other from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation. The broker’s fees payable to Brokers for this Lease shall be payable by Landlord subject to and in accordance with the terms of a separate agreement between Landlord and Brokers.
     Section 13.2 Quiet Enjoyment. Tenant shall, upon paying all Base Rent and Additional Rent due hereunder and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, peaceably and quietly have and hold the Premises without hindrance or molestation by any Person or Persons lawfully claiming by, through or under, Landlord, subject, however, to the terms of this Lease.
     Section 13.3 Tenant’s Request for Landlord’s Action. In the event that at Tenant’s request Landlord takes any action that is not required of Landlord pursuant to this Lease, Tenant shall pay as Additional Rent Landlord’s reasonable attorneys’ fees, expenses and disbursements in connection with such action, with payment to be made by Tenant within 30 days after billing therefor by Landlord (which billing shall be accompanied by such documentation as Tenant shall reasonably require showing the actual costs incurred by Landlord). Landlord shall also give Tenant a good faith estimate of such costs of any such action prior to commencing such action.
     Section 13.4 Notices. Any notice, demand, request or statement required or intended to be given or delivered under the terms of this Lease shall be in writing, shall be addressed to the party to be notified at the address or addresses set forth in the Summary of Basic Terms or at such other address in the continental United States as each party may designate for itself from time to time by notice hereunder, and shall be deemed to have been given, delivered or served upon the earliest of (a) three days following deposit in the U.S. Mail, with proper postage prepaid, certified or registered, return receipt requested, (b) the next business day after delivery to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (c) receipt of notice given by personal delivery.
     Section 13.5 Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire, any of the extended coverage casualties, or other casualties insured against, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire, extended coverage and other insurance, maintained by the releasing party shall contain a clause, or be subject to a statutory provision, to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Landlord and Tenant agree that their respective fire, extended coverage, and other insurance policies will include such a clause. To the extent that Tenant is a self-insurer with respect to personal property, the provisions of Section 7.8 shall be applicable.
     Section 13.6 Entire Agreement; Execution; Time of the Essence and Headings and Table of Contents. This Lease together with all Exhibits referred to herein and the Summary of Basic Terms and the Agreement Regarding Project Rights executed contemporaneously herewith by Landlord and Tenant, sets forth the entire agreement between the parties hereto and cannot be modified or amended, except in a writing duly executed by the respective parties. This Lease, together with all Exhibits referred to herein and the Summary of Basic Terms and the Agreement Regarding Project Rights, supersedes all previous written and oral negotiations, understandings and agreements regarding the subject matter of this Lease. Neither Landlord nor any Person acting on behalf of Landlord has made any representations to Tenant on which Tenant has relied in entering into this Lease except any representations expressly stated in this Lease. This Lease is executed as a sealed instrument and in multiple counterparts, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy. Time is of the essence with respect to the obligations of Tenant and Landlord to be performed within a specific time frame in this Lease. The headings throughout this Lease and the Table of Contents are for convenience of reference only, and shall in no way be held or deemed to define, limit, explain, describe, modify or add to the interpretation, construction or meaning of any provision of this Lease.
     Section 13.7 Partial Invalidity. If any term or condition of this Lease or its application to any Person or circumstance shall to any extent be in violation of or unenforceable under any law, rule, regulation or order (including any court order) now existing or hereafter enacted or entered by any court or other governmental entity having competent jurisdiction (including after all appeals therefrom), the remainder of this Lease, or the application of such term or condition to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent not prohibited by law.
     Section 13.8 No Waiver. No assent, express or implied, by Landlord or Tenant to any breach of any agreement or condition herein contained on the part of Tenant or Landlord to be performed or observed, and no waiver, express or implied, of any such agreement or condition shall be deemed to be a waiver of or an assent to any succeeding breach of the same or any other agreement or condition; the acceptance by Landlord of Base Rent or Additional Rent due hereunder (whether such payment is made by Tenant or another Person), or silence by Landlord or Tenant as to any breach, shall not be construed as waiving any of Landlord’s or Tenant’s rights hereunder unless such waiver shall be in writing. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due Landlord from Tenant shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.
     Section 13.9 Holdover. If Tenant remains in the Premises beyond the expiration of this Lease at the end of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall be deemed to create a month-to-month tenancy for one month after the end of the Lease Term and thereafter shall be a tenancy at sufferance only, subject to all of Tenant’s obligations set forth herein, but at a Base Rent equal to 150% of the Base Rent then most recently in effect, and with the same Additional Rent and other charges provided for under this Lease, with such Base Rent and Additional Rent to be charged on a monthly basis for each calendar month or portion thereof for which Tenant holds over, without proration for any partial calendar month. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. The acceptance of a purported rent check following termination shall not constitute the creation of any tenancy not provided for in this Section 13.9. Subject to Tenant’s compliance with the above provisions of this Section 13.9, Tenant shall not be liable for any damages resulting from its holdover; provided that if Tenant remains in occupancy after the later of (i) 90 days after the expiration or earlier termination of this Lease, and (ii) 30 days after Landlord gives Tenant written notice that Landlord has signed a lease or purchase and sale agreement requiring that Tenant vacate the Premises, then Tenant shall also pay to Landlord all actual damages, if any, sustained by reason of any such holding over.
     Section 13.10 When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation or an option for the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.
     Section 13.11 No Recordation. Tenant shall not record this Lease with any registry of deeds or land court, and any recordation of this Lease will be void. Landlord and Tenant shall execute, and Tenant may record, a notice of this Lease in the form of Exhibit K, provided that at the time of execution of such notice, the parties enter into arrangements reasonably satisfactory to Landlord to provide for such notice to be released upon the expiration or earlier termination of this Lease.
     Section 13.12 Financial Statements; Certain Representations and Warranties of Tenant. No more than once per year, if requested by Landlord, Tenant shall provide to Landlord, any actual or potential purchaser, mortgagee or ground lessor or any representative of any of the foregoing, copies of Tenant’s annual financial statements (audited if available), certified as true and correct by the president or chief financial officer of Tenant; provided that so long as the stock of Tenant is publicly traded, documents on file with the Securities and Exchange Commission and available to Landlord shall satisfy such financial reporting requirements. Tenant represents and warrants to Landlord, its successors and assigns that: (a) Tenant is a corporation organized and existing in good standing under the laws of the State of Delaware and is authorized to transact business in the Commonwealth of Massachusetts; (b) the execution, delivery and performance of this Lease by Tenant has been duly authorized; and (c) this Lease is valid and binding upon the Tenant and is enforceable against Tenant in accordance with the terms hereof.
     Section 13.13 Confidentiality. Tenant acknowledges that the terms under which Landlord has leased the Premises to Tenant, (including, without limitation, the rental rate(s), term and other financial and business terms, constitute confidential information of Landlord (the “Confidential Information”). Tenant shall keep the Confidential Information confidential; provided that (a) the Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities (it being understood that Tenant shall inform such representatives of the confidential nature of the Confidential Information and that such representatives shall be directed by Tenant to treat the Confidential Information confidentially in accordance with the terms of this Section), and (b) unless required by applicable law (including but not limited to disclosure required under securities laws by reason of the fact that Tenant is a public company), any other disclosure of the Confidential Information may only be made if Landlord consents in writing prior to any such disclosure.
     Section 13.14 Summary of Basic Terms. The Summary of Basic Terms that is affixed to this Lease sets forth certain basic terms and information that is referred to in the main text of this Lease. Every reference to the Summary of Basic Terms, or to a particular item therein, shall have the effect of incorporating the Summary, or the particular item thereof, into the main text of this Lease.

     Tenant and Landlord, each by its duly authorized officer(s), have signed this Lease as of the date first set forth above.

TENANT:

FORRESTER RESEARCH, INC.

By:

Name:

Title:

Duly Authorized

LANDLORD:

BHX, LLC, as Trustee of Acorn Park I Realty Trust

By:

Name:

Title:

Duly Authorized